As filed with the Securities and Exchange Commission on March 18, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHARKNINJA, INC.
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s Name into English)

Cayman Islands	3630	98-1738011
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

89 A Street
Needham, MA 02494
(617) 243-0235
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Barrocas
Chief Executive Officer
SharkNinja, Inc.
89 A Street
Needham, MA 02494
(617) 243-0235
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Howard L. Ellin Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Pedro J. Lopez-Baldrich Chief Legal Officer SharkNinja, Inc. 89 A Street Needham, MA 02494 (617) 243-0235	Jeffrey D. Karpf Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000
Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling shareholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated March 18, 2024
Preliminary Prospectus
4,691,899 Ordinary Shares
SharkNinja, Inc.
Ordinary Shares
The selling shareholders named in this prospectus are offering 4,691,899 ordinary shares. We will not receive any proceeds from the sale of the ordinary shares being sold by the selling shareholders.
Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “SN.”
On March 15, 2024, the closing sales price of our ordinary shares as reported on the NYSE was $57.95 per share.
One of the selling shareholders named in this prospectus has granted the underwriters a 30-day option to purchase up to an additional 703,785 ordinary shares from the selling shareholders. We will not receive any proceeds from the sale of ordinary shares by such selling shareholder pursuant to any exercise of the underwriters’ option to purchase additional shares.
Upon the closing of this offering, CJ Xuning Wang, the Chairperson of our board of directors (the “Board”), will hold or have the ability to control approximately 51.0% of the voting power of our outstanding share capital (or approximately 50.5% if the underwriters’ option to purchase additional ordinary shares is exercised in full). As a result, upon the closing of this offering, we will continue to be a “controlled company” as defined under the corporate governance rules of NYSE. We have currently elected not to avail ourselves of any “controlled company” exemptions. See “Prospectus Summary—Corporate Information.”
We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”
Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 19, and the information in the section entitled “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”) incorporated by reference herein, to read about factors you should consider before buying our ordinary shares.
Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling shareholders, before expenses	$	$

(1)
See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters expect to deliver our ordinary shares against payment in New York, New York on           , 2024.
Goldman Sachs & Co. LLC		J.P. Morgan
Jefferies		Morgan Stanley
(in alphabetical order)
BofA Securities	Guggenheim Securities	William Blair

Prospectus dated                 , 2024.

You should only rely on the information contained or incorporated by reference in this prospectus or any free writing prospectus filed with the SEC. We, the selling shareholders and the underwriters have not authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectus we have prepared or that has been prepared on our behalf or to which we have referred you. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ordinary shares offered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus and any free writing prospectus is current only as of its date and any information in the documents incorporated by reference is accurate only as of the date of such document. Our business, financial condition and results of operations may have changed since that date. Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes that statement. Our business, financial condition and results of operations may have changed since the date of the applicable document or the dates specified in such document.
The selling shareholders are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. We, the selling shareholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States. See “Underwriting.”

i

ABOUT THIS PROSPECTUS
Unless the context requires otherwise, (i) references to “SharkNinja,” the “Company,” “we,” “us” and “our” refer to (a) SharkNinja Global SPV, Ltd. (“SharkNinja SPV”) and its consolidated subsidiaries prior to the separation and (b) SharkNinja, Inc. and its consolidated subsidiaries after the completion of the separation, (ii) references to “JS Global” refer to JS Global Lifestyle Company Limited, SharkNinja’s parent prior to the completion of the separation and distribution, and its consolidated subsidiaries other than SharkNinja and SharkNinja’s subsidiaries and (iii) references to “Joyoung” refer to Joyoung Co., Ltd., a subsidiary of JS Global.
All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” mean U.S. dollars. The terms “United States” and the “U.S.” refer to the United States of America.
We report our financial statements in U.S. dollars and prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). We also report certain non-GAAP financial measures, which are derived from the amounts presented in the financial statements prepared under GAAP. We have included or incorporated by reference in this prospectus certain non-GAAP financial measures, as well as the reconciliations of those measures to the most directly comparable GAAP financial measures, as further described under “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Operating Information—Non-GAAP Financial Measures” and the section entitled “Operating and Financial Review and Prospects—Operating Results” in our Annual Report, which is incorporated by reference in this prospectus.
Certain amounts, percentages and other figures presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentage amounts of changes may not represent the arithmetic summation or calculation of the figures that precede them.
MARKET AND INDUSTRY DATA
This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our retailers and consumers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research. For certain market share and brand ranking data, we rely upon the Circana Retail Tracking Service (“Circana”) data, which is based on brand-level dollar sales for the 52-week period ended December 30, 2023, unless expressed otherwise, and references to consecutive periods reflect the preceding 52-week time periods.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the section entitled “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.

ii

TRADEMARKS, SERVICE MARKS, COPYRIGHTS AND TRADENAMES
We own or otherwise have rights to the trademarks, service marks and copyrights, including those mentioned or incorporated by reference in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks, copyrights and tradenames of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks, tradenames and service marks referred to or incorporated by reference in this prospectus may appear without the ®,TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

iii

PROSPECTUS SUMMARY
This summary highlights select information contained elsewhere and incorporated by reference in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully before making an investment decision, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” the sections entitled “Risk Factors” and “Operating and Financial Review and Prospects” in our Annual Report incorporated by reference herein and our historical financial statements and the accompanying notes incorporated by reference in this prospectus.
Company Overview
At SharkNinja, our mission is to positively impact people’s lives every day in every home in our Global Markets.
SharkNinja: World-Class Household Appliance Brands Built on Continuous, Disruptive Innovation
SharkNinja is a global product design and technology company that creates 5-star rated lifestyle solutions through innovative products for consumers around the world. We seek to leverage our global, agile and cross-functional engineering know-how, product development and manufacturing expertise along with our solutions-driven marketing to increase the efficiency, convenience and enjoyment of consumers’ daily tasks and improve everyday lives. We have built two billion-dollar brands, Shark and Ninja, and have a proven track record of establishing leadership positions by disrupting numerous household product categories, including Cleaning Appliances, Cooking and Beverage Appliances, Food Preparation Appliances and Other, which includes Home Environment and Beauty. We have successfully gained market share across geographies, taking share from competitors priced both above and below our offerings. We believe our success is centered around our advanced engineering and innovation capabilities coupled with our deep understanding of consumer needs, enabling us to solve consumer problems that others either do not see or are unable to solve.
We are driven by our relentless pursuit of perfection to deliver innovative products at compelling value to delight consumers. We constantly analyze consumers’ interactions with small home appliances and leverage consumer reviews across multiple platforms, which we refer to as our “always-on” approach. Our global product design and engineering team applies these always-on consumer insights to create new technologies and intellectual property that differentiates our products. Further, we continuously enhance our products through rapid iteration and constant refinement with the goal of increasing the value of our legacy products while decreasing costs. We believe this constant pursuit of perfection through continuous innovation extends our product life cycles and differentiates us from competitors with longer innovation cycles. Our approach enables us to rapidly bring new products to market, grow share of shelf and market share and thus quickly establish leadership positions in both existing and new categories.
Trusted Global Brands with Large and Growing Market Share
Our trusted global brands have established a firm reputation for industry-leading innovation and 5-star consumer reviews. Our unwavering consumer focus manifests in our leading market positions. Shark was the #1-selling floorcare brand in the United States and Ninja was the #1-selling brand in small kitchen appliances in the United States for the last four consecutive years, according to Circana (unless otherwise noted, all market share claims are based on dollars sold for the period ending December 30, 2023).
Our proven track record of bringing disruptive products to market and developing one consumer solution after another has allowed us to enter into multiple product categories, driving significant growth and market share gains. As we continue to innovate, typically our legacy products continue to be sold at more accessible price points, which diversifies our product offering across price points within a category and creates increasing market share positions. We believe our products have broad appeal across income brackets as we aim to deliver industry-leading innovation, design and product quality at compelling value. As a result, we aim to acquire market share from higher and lower priced competitors. We believe our products are aspirational, offering the performance of more expensive competitor products, and attainable, representing a compelling value.

## United States Market Share

(2020 vs. 2023) [1]

39%
45%
27%
31%
20%
32%
29%
38%
35%
42%
28%
35%
14%
23%
15%
33%
5%
9%
Upright Vacuum
Stick Vacuum
Robot Vacuum
Bare Floor
Blender
Multi Cooker
Toaster Oven
Air Fryer
Coffee
2020
2023

## United Kingdom Market Share

(2020 vs. 2023) [2]

29%
30%
8%
21%
20%
60%
39%
53%
Vacuum Cleaners
Food Preparation
Fryers
Electrical Cooking Pots
2020
2023

(1)
Source: Circana, Retail Tracking Service, U.S. dollar sales, 52WE December 30, 2023 vs. 52WE January 2, 2021 (Upright Vacuums, Stick Vacuums, Robotic Vacuums, Bare Floor Cleaner, Traditional Blending, Single Serve Blending & Processing, Kitchen System, Other Blending & Processing, Multi-Cookers, Toaster Oven, Air Fryers, Coffeemakers, Single Serve Brewing Systems).

(2)
Source: GfK; Market Intelligence Panelmarket; Volume Sales, GB; Jan-Dec 2022 & Jan-Dec 2023.

Scaled Engineering Powerhouse Focused on Disruptive Innovation and Continuous Optimization
SharkNinja is built to continuously innovate products that exceed consumer expectations.
To win in the market, we leverage the diverse expertise of our cross-functional design and engineering teams to capitalize on our deep knowledge of consumer needs. We have a dynamic, in-house global product design team located across the United States, the United Kingdom and China that collaborates seamlessly around the clock to integrate unique local market insights into the design and functionality of our products. Our engineering prowess continuously drives our new product innovation, including design, construction, material performance requirements, manufacturing protocols, supplier selection, packaging specifications and quality assurance. Our scaled engineering organization possesses wide-ranging skillsets across mechanical design, mechatronics, electronics engineering, robotics, firmware, app and cloud, deep learning, algorithmic engineering and industrial design. Our team of over 700 cross-functional engineering and design associates is integrated across Shark and Ninja solutions, introducing disruptive technologies within our portfolio to new market segments, in addition to accessing the latest technologies from across the globe. The breadth of our engineering team’s competencies allows us to develop innovative products, while our continuous global collaboration produces a rapid and iterative development cycle.
Our always-on consumer input fuels our world-class innovation. We deploy a wide variety of tools to understand what consumers need today and what will delight them tomorrow. In addition, through our development of local insights, we are able to design and develop products that are tailored for specific regions, and then leverage applicable insights across our global offering.
Our dynamic testing model tests our products to the extreme. We test across various environments, from our laboratories and simulated home facilities to restaurants, beauty salons and homes. This approach enables us to collect valuable input from category experts, professional users and everyday consumers. We use in-person consumer testing to gather direct observations and insights. We leverage internal software that scours product reviews to learn consumer likes and dislikes with existing solutions. Our constant qualitative and quantitative testing informs every stage of our design, engineering, manufacturing and marketing processes, during late-stage development and also through further refinements after product release.
Delivering Critical Consumer Value Points with Every Product
SharkNinja is differentiated by our ability to innovate while identifying and solving consumer pain points that others either do not see or are unable to solve. SharkNinja strives to deliver on all four of the following critical consumer value points in every innovative product we bring to market:
Speed: Deliver first-to-market disruptive innovations
Our global consumer insights and product development approach enables us to discover some of the most pressing consumer problems and develop innovative solutions to solve them. Our global product development team collaborates around the world and around the clock, producing an ongoing cycle of development, thereby increasing our speed of innovation and ultimately our speed to market. Whether it is a first-to-market innovation in an emerging category or our disruption of a mature category with new technologies, we redefine what is possible. Our differentiated pace of innovation enables us to be first-to-market in many product sub-categories; we rapidly grow our market share and launch new products often faster than our competitors, creating competitive advantages that deliver strong and sustainable growth.
Performance: Deliver innovative high-performing products that exceed expectations and improve consumers’ quality of life
Our scaled global team of designers and engineers is passionate about delivering a high level of performance that increases consumers’ quality of life. Our products are designed to solve existing problems, often problems consumers do not even know they have. We rigorously test our products against our high-performance expectations under extreme use cases. Our product development process allows us to deliver innovative, high-performance technologies that are designed to meet or exceed consumers’ expectations. This is product performance in the pursuit of unwavering consumer trust.
Quality: Deliver a 5-star quality product experience, winning over consumers one review at a time
We know a discerning and educated consumer never gives you a second chance. Therefore, we focus on quality in designing our products and test repeatedly, recreating extreme cases of use and misuse to deliver high-quality products with long-lasting reliability in the real world. We have rigorous sourcing and manufacturing standards, and we maintain high-quality standards to which our manufacturing partners must adhere, including through frequent quality checks and manufacturing score cards. We are quick to react to negative feedback that we receive through our call centers, online reviews or on social media. We strive to deliver a seamless consumer experience with our products to ensure our consumers have a 5-star experience across the entirety of their journey with our products, starting from the very first use out of the box. Our pursuit of excellence in overall quality not only leads to more highly satisfied consumers, but also produces an army of global brand ambassadors.
Value: Deliver products at accessible prices for incredible value
We are obsessed with delivering world-class, innovative products to every consumer in every home in our global markets at great value. With our consumers always in mind, we have built hyper-efficient, global product design and supply chain organizations designed to deliver the perfect product at a compelling price. We believe that, in purchasing our products, our consumers receive the greatest value and a high level of performance for every hard-earned dollar they spend. We accomplish this through our design and manufacturing engineering team and our on-the-ground sourcing organization in Asia, which facilitates a competitive bidding process across numerous manufacturers to secure favorable pricing terms. Furthermore, we are a crucial partner to many of our manufacturers given the scale of our brands. This allows us to enter new categories that are dominated by a few big players, disrupt them through innovation and compelling value and grow the overall market while gaining market share.
Open and Agile Manufacturing and Supply Chain
Our open and highly scalable manufacturing base and supply chain achieve competitive costs as well as high quality and performance. While competitors are limited by a traditional linear manufacturing model, our iterative method gives us multiple opportunities to optimize our products. We have developed and invested in this approach for years to help ensure maximum control and flexibility over production. This approach drives our goal of delivering 5-star products the first time off the line and at high global volumes.
Omni-channel Strategy Driven by Consumer-focused Storytelling
We have secured a leading position in most of our product sub-categories in the United States, in part, by establishing differentiated channel strategies and a robust omni-channel sales, marketing and distribution network. We adopt distribution channel strategies tailored to specific regions and deliver innovative products specific to local needs. Our products are available, often with disproportionate share of shelf, across retailers in each channel and online. Continuous innovation across our product offerings further drives our share of shelf and our category growth. Shark and Ninja serve as the category captains, the market leaders, in a majority of our most important sub-categories.
Our goal is to be the most relevant and prominent brand wherever consumers shop. Our always-on media strategy leverages the power of storytelling to educate consumers about our technologies and performance. We leverage many forms of media, including television, digital advertising, print and social media.
Category-leading trusted brands with a diverse product portfolio across the home
Our diverse product portfolio spans 31 household sub-categories, across Cleaning, Cooking and Beverage, Food Preparation and Other, which includes Home Environment and Beauty.
Ninja has been an innovative and trusted kitchen brand for well over a decade. In 2009, we launched the Ninja Master Prep blender, which enabled consumers to produce restaurant-quality, at-home frozen drinks. We rapidly emerged as a leading player in the mature blender category, and we have maintained our leading position by continuously evolving our products: Ninja has been the #1-selling blender brand in America for the past four years, according to Circana. We have expanded Ninja into a portfolio of food preparation and cooking appliances (electric and non-electric). Today, we believe we are becoming the brand of choice for consumers: Ninja has been ranked the #1-selling brand in small kitchen appliances in the United States for four consecutive years, according to Circana and in 2021 became the #1-selling ice cream maker in the United States, based on Circana data, with the ice cream category tripling in size from 2020 to 2023 since Ninja entered the category, according to Circana. Further, in July 2023, we launched our in-home beverage product Ninja Thirsti and Ninja has subsequently been ranked the top growing soda machine brand in the United States on a dollar sales basis for 2023, according to Circana. Ninja empowers consumers to achieve more than they thought possible and has transformed how consumers cook and utilize their kitchens.
Our Shark brand, which we believe is synonymous with power and versatility, has transcended across small household appliance sub-categories, leveraging the credibility of its award-winning brand. Shark has been the #1-selling vacuum brand in the United States for the last four consecutive years. In late 2021, we launched the Shark HyperAIR hair dryer, marking our first entry into the beauty space, which quickly became the #1-selling hair dryer in the United States priced between $100 and $300 for the three months ended December 31, 2021 and remained the #1-selling hair dryer in the same category for the last two consecutive years, according to Circana. Our HyperAIR product launch was followed by the Shark FlexStyle hair dryer and styler in September 2022, which became the #1-selling hot air styler in the United States priced under $500 in 2023, according to Circana. Based on management estimates and industry reports, we have grown to nearly 19% in U.S. market share in hair dryers & hot stylers, with a FlexStyle sold every minute in the United States. More recently, we launched our CarpetXpert product in August 2023, which has subsequently become America’s #1-selling upright deep carpet cleaner for the six months ending December 2023, according to Circana.
Our Growth Strategies
Our highly diversified business is powered by trusted brands, which enables us to drive sustainable long-term global growth. We continuously broaden our geographic footprint and scale into new product categories and markets that reach more consumers in the constant pursuit of our mission to positively impact people’s lives every day in every home in our global markets. Our goal is to expand and strengthen relationships with our existing consumers and cultivate relationships with new consumers to drive our continued growth and profitability.
We believe we are well-positioned for continued growth driven by the following strategies:
Grow Share in Existing Categories
Innovation by using consumer insights to identify and develop solutions enables us to maintain and continuously grow share in our existing product categories
We build products to delight discerning, educated global consumers who only trust brands that have proven their worth. We aim to offer our consumers the technologies of tomorrow, today. Our global consumer insights and product development approach enable us to deliver innovative solutions for pressing consumer problems that others either do not see or are unable to solve. Combining our speed of innovation and engineering expertise with our ability to translate consumer insights into tangible outputs helps us gain a significant share of the market, which propels and sustains our growth and profitability.
Our model of innovation and optimization enables us to consistently launch new technologically-advanced products in order to satisfy our consumers’ evolving needs and preferences. Once we have entered a category, we consistently launch new products with additional high-quality features and functionality while we simultaneously identify ways to optimize the cost of the existing products that we are selling. This approach allows us to reach additional price points, create a diversified lineup of products and expand our presence on retailers’ shelves.
Leveraging our always-on media marketing drives awareness and educates consumers on product technologies and innovative solutions across both new and existing categories
Our global marketing organization is designed to deploy 360-degree marketing strategies that capture the hearts and minds of consumers worldwide. By leveraging solution-based storytelling across omni-channel media, we educate and create awareness of our technology solutions and new products, ultimately driving high volumes of traffic and interest across all channels. When a consumer arrives at the shelf, in store or online, we want them to find SharkNinja products across a wide range of price points offering various solutions with clear benefit-oriented messaging. We believe in communicating for impact because consumer-relevant storytelling has the ability to make products go viral, enabling us to reach more consumers and drive our continued growth.

Expand Our Brands in New Categories
We believe SharkNinja is uniquely equipped to disrupt massive and fragmented markets through our proprietary consumer insights and innovative product development approach. We have a proven track record of launching game-changing innovations and rapidly capturing market share across sub-categories. We are not limited by our current categories, because our cross-functional design and engineering capabilities allow us to enter adjacent and altogether new categories. We intend to continue to enter new categories around the home by:
Leveraging our proprietary innovation process to identify new opportunities
Our proprietary innovation process enables us to proactively identify and develop consumer solutions. We incorporate constant and detailed consumer feedback in our dynamic product development process, allowing us to iterate on and improve our products throughout development and identify new adjacent opportunities. We scour ratings and reviews using proprietary software to find and understand opportunities to improve the consumer experience. This always-on dialogue with the consumer leads to our continuous identification of unsolved consumer pain points in multiple new categories. As of December 31, 2023, we had approximately 1,600 live trademark registrations and 5,870 issued patents and pending patent applications in the United States and other jurisdictions.
Adapting technologies and engineering new solutions to solve consumer problems in new areas
Our global, cross-functional product development and engineering teams are constantly improving our consumer solutions. Leveraging these teams’ expertise, we solve consumer problems that we have uncovered, adapt our technologies to new uses or solve new problems from scratch.
Expanding the product assortment and retailer placements of our new categories
Within the new categories we enter, we continuously expand our product assortment, further disrupting these markets and growing retailer placements of our new products.
We consistently launch into new categories to bring original consumer-centric innovations to market. Year after year, SharkNinja has accelerated its pace of growth by entering and capturing share in 31 subcategories, swiftly disrupting and gaining leading market share in many of them. In the past three years alone, we have entered and disrupted the following product sub-categories: Countertop Ovens, Indoor Grills, Cookware, Ice Cream Makers, Cutlery, Bakeware, Home Environment, Hair Dryers, Wet/Dry Floorcare and Outdoor Grilling. In February 2024, we announced the launch of Ninja FrostVault Cooler and Shark FlexBreeze, marking our entry into what we believe are two billion-dollar sub-categories for the outdoors. These new product sub-categories not only increase our household penetration but also expand use occasions, the number of products per home and our brand presence across households.
Globalize Our Brand
We operate in 32 markets and our international expansion remains a key area of strategic focus. In 2014, we transformed our United Kingdom model from a distributor model to a direct SharkNinja operation and unleashed a new phase of category expansion and market share gains. Since shifting to a direct SharkNinja operation, we scaled the United Kingdom business to net sales of $840 million in 2023. With the success of our direct model in the United Kingdom, SharkNinja has captured significant share across all major categories in which we operate, and in 2020, we began leveraging our success in the United Kingdom to drive further expansion across Europe, particularly in Germany and France. We have been able to consistently leverage this model to successfully enter and meaningfully grow in new markets.
Our international presence enables us to develop local consumer insights to create new consumer-driven innovations that we are able to offer globally. We are confident that globalizing our brand will drive synergistic growth.
Drive Operating Margins and Efficiencies
At SharkNinja, we are rarely satisfied. That tenacious spirit extends beyond producing some of the world’s most innovative and technologically advanced household appliances, to our production processes and the way we operate. We have built an agile and quality-oriented supply chain with ample capacity to support future growth. We intend to grow our margins by enhancing our product mix through innovation and by pursuing additional cost-saving opportunities. We achieved a gross margin of over 44% for the year ended December 31, 2023; we view our gross margin as a competitive advantage providing us with significant flexibility over how much we invest in our R&D, selling and marketing and other growth-oriented investments.
Our Market Opportunity
We consider all households to be potential consumers, from students in their college dormitories to single adults and large families in starter or high-end homes. Our offering allows consumers to progress from lower price points to more premium offerings, and expand from one SharkNinja product to many. Further, we believe in the recession-resilient nature of our offerings, as we believe consumers may view expenditure on many of our products as potential cost-saving investments.
Our Addressable Market
We compete in a broad range of product sub-categories, which we continue to expand. Our Shark and Ninja brands primarily compete in the massive and growing small household appliance market. We consider our market opportunity in terms of a Total Addressable Market (“TAM”), which we believe is the market we can reach over the long-term and is comprised of existing product categories in existing markets and potential new product categories and potential new markets. We consider our TAM to be represented by the small appliance market, as defined by Euromonitor, in the United States and international markets. This TAM is $116 billion and grew at a compound annual growth rate (“CAGR”) of 7.2% from 2017 through 2023 and is expected to grow at a 9.0% CAGR from 2023 through 2027. Our 2023 net sales of $4.3 billion represented 3.7% penetration of our TAM, calculated as net sales divided by total TAM.
We define the categories and markets which we currently serve as our Serviceable Addressable Market (“SAM”), which is $57 billion. This figure represents the aggregate retail value RSP in U.S. dollars for all the categories and all geographies in which we currently sell products, based on Euromonitor data.
Summary Risk Factors
Investing in our ordinary shares is speculative and involves substantial risk. You should consider carefully the following risks, together with the financial and other information contained in this prospectus and in our Annual Report incorporated by reference herein, which we believe are the principal risks that we face. If any of the following risks or uncertainties actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that case, the market price of our ordinary shares could decline. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition, results of operations and future growth prospects. We cannot assure you that any of the events discussed below will not occur. Some of these risks include:
Risks Related to Our Business, Operations and Industry
•
Our business depends on maintaining and strengthening our brands to generate and maintain ongoing demand for our products, and a significant reduction in such demand, or misuse by licensees of our brands, could harm our business, financial condition and results of operations.

•
We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

•
Our net sales and profits depend on the level of consumer spending on our products, which is sensitive to general economic conditions and other factors; during a downturn in the economy, consumer purchases of discretionary items may be adversely affected, which could materially harm our business, financial condition and results of operations.

•
We participate in highly competitive markets, and we may not be able to compete successfully, causing us to lose market share and sales.

•
We rely principally on suppliers, and problems with, or loss of, our suppliers or an inability to obtain raw materials could harm our business, financial condition and results of operations.

•
If we fail to timely and effectively obtain shipments of products from our suppliers and deliver products to our retailers, consumers and distributors, our business, financial condition and results of operations could be harmed.

•
We have significant international operations and are exposed to risks associated with doing business globally.

•
Our results of operations have been and may continue to be adversely affected by inflation, changes in the cost or availability of raw materials, energy, transportation and other necessary supplies and services.

•
We rely substantially on our retailers and distributors.

•
As a result of retailers maintaining tighter inventory control, we face risks related to meeting demand and storing inventory.

•
Use of social media and influencers may materially and adversely affect our reputation, business, financial condition and results of operations.

•
We depend on highly skilled personnel, and if we are unable to hire, integrate and retain our personnel, we may not be able to address competitive challenges.

Risks Related to Intellectual Property, Information Technology and Data Privacy
•
If we fail to adequately protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.

•
A cybersecurity breach or failure of one or more key information technology systems could have a material adverse effect on our business or reputation.

•
We may not be able to enforce our intellectual property rights throughout the world.

•
If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be harmed significantly.

•
If we cannot license rights to use technologies on reasonable terms, we may not be able to commercialize new products in the future.

Risks Related to Our Legal, Tax and Regulatory Environment
•
From time to time, we may be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention and materially harm our business, financial condition and results of operations.

•
Compliance with various public health, consumer protection and other regulations applicable to our products and facilities could increase our cost of doing business and expose us to additional requirements with which we may be unable to comply.

•
Changes to U.S. trade policies that restrict imports or increase import tariffs may have a material adverse effect on our business.

•
The Chinese government may intervene in or influence our operations or the operations of our third party suppliers at any time, which could result in a material change in our business, financial condition and results of operations as well as the value of our ordinary shares.

•
Increased focus by governmental and non-governmental organizations, consumers and shareholders on sustainability issues, including those related to climate change, may increase our costs and litigation risks, which may have an adverse effect on our business, financial condition and results of operations and damage our reputation.

Risks Related to Our Financial Condition
•
Our indebtedness could materially adversely affect our financial condition.

•
Our net sales could decline due to changes in credit markets and decisions made by credit providers.

•
We depend on cash generated from our operations to support our growth, and we may need to raise additional capital, which may not be available on terms acceptable to us or at all.

Risks Related to the Separation and Distribution
•
We may be unable to achieve some or all of the anticipated benefits of the separation, and the separation may adversely affect our business, financial condition and results of operations.

•
Conflicts of interest may arise because the Chairperson of our Board holds a management and board position with JS Global.

Risks Related to Ownership of Our Ordinary Shares
•
An active trading market for our ordinary shares may not be sustained and our share price may be volatile such that you may not be able to resell your shares at or above the public offering price.

•
We have limited history as a stand-alone public company, and our historical financial data is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

•
We are obligated to maintain internal control over financial reporting and to evaluate and determine its effectiveness. We have identified a material weakness in our internal control over financial reporting that remains unremediated at this time. The identification of material weaknesses in the future or any failure of our internal systems, controls and procedures could have an adverse effect on our business, financial condition, results of operations and investor confidence.

•
We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and may cause us to incur significant legal, accounting and other expenses.

•
Upon the closing of this offering, Mr. Wang will continue to be a substantial shareholder and have influence over matters outside the ordinary course of our business requiring a shareholder vote, which may limit your ability to influence our actions.

•
Members of our management team have limited experience managing a U.S. public company.

Implications of Being a Foreign Private Issuer
We qualify as a “foreign private issuer” for purposes of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Cayman Islands law (“Cayman Law”), including the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) for certain corporate governance matters. As long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are not a foreign private issuer.
For risks related to our status as a foreign private issuer, see “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary Shares—As a foreign private issuer, we are subject to different

U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our shareholders” and “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary Shares—We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and may cause us to incur significant legal, accounting and other expenses.”
Corporate Information
We were incorporated as an exempted company in the Cayman Islands on June 27, 2017. Our principal executive offices are located at 89 A Street, Needham, MA 02494. Our telephone number is (617) 243-0235 and our website address is www.sharkninja.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Upon the closing of this offering, Mr. Wang, the Chairperson of our Board, will hold or have the ability to control approximately 51.0% of the voting power of our outstanding share capital (or approximately 50.5% if the underwriters’ option to purchase additional ordinary shares is exercised in full). As a result, upon the closing of this offering, we will continue to be a “controlled company” as defined under NYSE corporate governance rules. As long as Mr. Wang continues to hold or has the ability to control a majority of the voting power of our outstanding shares, he will generally be able to control significant corporate activities, including the appointment of our directors and approval of significant corporate transactions. Mr. Wang’s controlling interest may discourage or prevent a change in control of our company that other holders of our ordinary shares may favor. We have currently elected not to avail ourselves of any “controlled company” exemptions. See “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary Shares—Upon the closing of this offering, Mr. Wang will continue to be a substantial shareholder and will have influence over matters outside the ordinary course of our business requiring a shareholder vote, which may limit your ability to influence our actions” and “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary Shares—We are a “controlled company” within the meaning of the rules of NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements. Although we do not intend to rely on these exemptions at this time, we may do so in the future and you may not have the same protections afforded to shareholders of companies that are subject to such requirements.”

THE OFFERING
Ordinary shares offered by the selling shareholders
4,691,899 ordinary shares (or 5,395,684 ordinary shares, if the underwriters exercise their option to purchase additional ordinary shares in full).
Ordinary shares to be outstanding immediately upon the closing of this offering
139,818,810 ordinary shares.
Concentration of ownership immediately upon the closing of this offering
Upon the closing of this offering, Mr. Wang, the Chairperson of our Board, will hold or have the ability to control approximately 51.0% of the voting power of our outstanding share capital (or approximately 50.5% if the underwriters’ option to purchase additional ordinary shares is exercised in full). As a result, upon the closing of this offering, we will continue to be a “controlled company” as defined under the corporate governance rules of NYSE. We have currently elected not to avail ourselves of any “controlled company” exemptions. See “Prospectus Summary—Corporate Information.”
Use of proceeds
The selling shareholders will receive all of the net proceeds from the sale of ordinary shares offered pursuant to this prospectus. We will not receive any proceeds from the sale of ordinary shares being sold in this offering, including from any exercise by the underwriters of their option to purchase additional shares. See “Use of Proceeds.”
Dividend policy
Under our dividend policy, any declaration and payment of future dividends to holders of our ordinary shares will be at the sole discretion of our Board and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board deems relevant. We do not currently anticipate paying regular dividends on our ordinary shares. See “Dividend Policy.”
Listing
Our ordinary shares are listed on NYSE under the symbol “SN.”
Risk factors
See “Risk Factors” and the other information included in and incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL AND OPERATING INFORMATION
The following tables summarize our consolidated financial and operating information. The summary consolidated balance sheet information as of December 31, 2023, and the summary consolidated statements of income and cash flows information for the years ended December 31, 2023, December 31, 2022 and December 31, 2021 have been derived from the audited financial statements included in our Annual Report and incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.
Except as otherwise indicated, the following unaudited pro forma condensed consolidated financial and operating information presents SharkNinja’s summary consolidated statements of income information after giving pro forma effect to the Transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information.” The unaudited pro forma condensed consolidated statement of income information for the year ended December 31, 2023 gives pro forma effect to the Transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information” as if they had occurred on January 1, 2023. The unaudited pro forma condensed consolidated financial and operating information set forth below is based upon available information and assumptions that we believe are reasonable. The unaudited pro forma information is illustrative and not intended to represent what our results of operations or financial position would have been had the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information” occurred on the dates indicated or to project our results of operations or financial position for any future period.
You should read the following financial information together with the information under “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information” in this prospectus and the section entitled “Operating and Financial Review and Prospects” as well as our historical financial statements and the accompanying notes, each of which is included in our Annual Report that is incorporated by reference herein.
Consolidated Statements of Income Information
	Years Ended December 31,			Pro Forma Year Ended December 31,
($ in thousands, except share and per share data)	2021	2022	2023	2023
Net Sales	$3,726,994	$3,717,366	$4,253,710	$4,178,492
Cost of Sales	2,288,810	2,307,172	2,345,858	2,304,352
Gross Profit	1,438,184	1,410,194	1,907,852	1,874,140
Operating Expenses
Research and Development(1)	200,641	215,660	249,387	248,804
Sales and Marketing(1)	619,162	621,953	897,585	880,648
General and Administrative(1)	180,124	251,207	387,316	383,671
Total Operating Expenses	999,927	1,088,820	1,534,288	1,513,123
Operating Income	438,257	321,374	373,564	361,017
Interest Expense, Net	(16,287)	(27,021)	(44,909)	(60,860)
Other Expense (Income), Net	(7,644)	7,631	(35,427)	(34,178)
Income Before Income Taxes	414,326	301,984	293,228	265,979
Provision for Income Taxes	83,213	69,630	126,150	120,941
Net Income	$331,113	$232,354	$167,078	$145,038

	Years Ended December 31,			Pro Forma Year Ended December 31,
($ in thousands, except share and per share data)	2021	2022	2023	2023
Net Income Per Share, basic and diluted(2)	$2.38	$1.67	$1.20
Weighted-Average Number of Shares Used in Computing Net Income Per Share, basic(2)	138,982,872	138,982,872	139,025,657
Weighted-Average Number of Shares Used in Computing Net Income Per Share, diluted(2)	138,982,872	138,982,872	139,420,254
Pro Forma Net Income Per Share, basic				$1.04
Pro Forma Net Income Per Share, diluted				$1.04
Pro Forma Weighted-Average Number of Shares Used in Computing Net Income Per Share, basic				139,025,657
Pro Forma Weighted-Average Number of Shares Used in Computing Net Income Per Share, diluted				139,420,254
Consolidated Statements of Cash Flows Information
	Years Ended December 31,
($ in thousands)	2021	2022	2023
Net Cash Provided by Operating Activities	$229,147	$204,964	$280,601
Net Cash Used in Investing Activities	(66,366)	(52,384)	(118,075)
Net Cash Used in Financing Activities	(54,500)	(160,170)	(234,868)
Consolidated Balance Sheet Information
($ in thousands)	As of December 31, 2023
Cash and Cash Equivalents	$154,061
Total Assets	3,487,070
Total Liabilities	2,008,177
Total Shareholders’ Equity	1,478,893

(1)
Includes share-based compensation as follows:

	Year Ended December 31,
($ in thousands)	2021	2022	2023
Research and Development	$2,918	$1,741	$7,696
Sales and Marketing	1,755	459	4,934
General and Administrative	9,251	3,309	34,336
Total Share-Based Compensation	$13,924	$5,509	$46,966

(2)
On July 31, 2023, in connection with the separation and distribution, 138,982,872 ordinary shares of SharkNinja were distributed to the holders of JS Global ordinary shares. The distributed share amount of SharkNinja is utilized for the calculation of our basic and diluted net income per share for all periods presented prior to the separation and distribution. For periods prior to the separation and distribution, it is assumed that there are no dilutive equity instruments as there were no equity awards of SharkNinja outstanding prior to the separation and distribution.

Non-GAAP Financial Measures
In addition to the measures presented in our consolidated financial statements, we regularly review other financial measures, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions.
The key non-GAAP financial measures we consider are Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income Per Share, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin. These non-GAAP financial measures are used by both management and our Board, together with comparable GAAP information, in evaluating our current performance and planning our future business activities. These non-GAAP financial measures provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and/or which management considers to be unrelated to our core operations and excludes the financial results from our Asia Pacific Region and Greater China (“APAC”) distribution channels, both of which were transferred to JS Global concurrently with the separation (the “Divestitures”), as well as the cost of sales from (i) inventory markups that were eliminated as a result of the transition of certain product procurement functions from a subsidiary of JS Global to SharkNinja concurrently with the separation and (ii) costs related to the transitional Sourcing Services Agreement with JS Global that was entered into in connection with the separation (collectively, the “Product Procurement Adjustment”). Management believes that tracking and presenting these non-GAAP financial measures provides management and the investment community with valuable insight into our ongoing core operations, our ability to generate cash and the underlying business trends that are affecting our performance. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry and to better understand and interpret the results of the ongoing business following the separation and distribution. These non-GAAP financial measures should not be viewed as a substitute for our financial results calculated in accordance with GAAP and you are cautioned that other companies may define these non-GAAP financial measures differently.
We define Adjusted Net Sales as net sales as adjusted to exclude certain items that we do not consider indicative of our ongoing operating performance following the separation, including net sales from our Divestitures. We believe that Adjusted Net Sales is an appropriate measure of our performance because it eliminates the impact of our Divestitures that do not relate to the ongoing performance of our business.
The following table reconciles Adjusted Net Sales to the most comparable GAAP measure, net sales, for the periods presented.
	Year Ended December 31,
($ in thousands)	2021	2022	2023
Net sales	$3,726,994	$3,717,366	$4,253,710
Divested subsidiary adjustment(1)	(101,695)	(97,434)	(77,544)
Adjusted Net Sales	$3,625,299	$3,619,932	$4,176,166

(1)
Adjusted for net sales from SharkNinja Co., Ltd. (“SNJP”) and the APAC distribution channels for the years ended December 31, 2023, 2022 and 2021 as if such Divestitures occurred on January 1, 2021.

We define Adjusted Gross Profit as gross profit as adjusted to exclude certain items that we do not consider indicative of our ongoing operating performance following the separation, including the net sales and cost of sales from our Divestitures and the cost of sales from the Product Procurement Adjustment. We define Adjusted Gross Margin as Adjusted Gross Profit divided by Adjusted Net Sales. We believe that Adjusted Gross Profit and Adjusted Gross Margin are appropriate measures of our operating performance because each eliminates the impact our Divestitures and certain other adjustments that do not relate to the ongoing performance of our business.

The following table reconciles Adjusted Gross Profit and Adjusted Gross Margin to the most comparable GAAP measure, gross profit and gross margin, respectively, for the periods presented:
	Year Ended December 31,
($ in thousands, except %)	2021	2022	2023
Net sales	$3,726,994	$3,717,366	$4,253,710
Cost of sales	(2,288,810)	(2,307,172)	(2,345,858)
Gross profit	1,438,184	1,410,194	1,907,852
Gross margin %	38.6%	37.9%	44.9%
Divested subsidiary net sales adjustment(1)	(101,695)	(97,434)	(77,544)
Divested subsidiary cost of sales adjustment(2)	63,931	64,506	45,116
Product Procurement Adjustment(3)	75,642	70,295	83,162
Adjusted Gross Profit	$1,476,062	$1,447,561	$1,958,586
Adjusted Net Sales	$3,625,299	$3,619,932	$4,176,166
Adjusted Gross Margin	40.7%	40.0%	46.9%

(1)
Adjusted for net sales from SNJP and the APAC distribution channels for the years ended December 31, 2023, 2022 and 2021 as if such Divestitures occurred on January 1, 2021.

(2)
Adjusted for cost of sales from SNJP and the APAC distribution channels for the years ended December 31, 2023, 2022 and 2021 as if such Divestitures occurred on January 1, 2021.

(3)
Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation we no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. As a result of the separation, we pay JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement

We define Adjusted Operating Income as operating income excluding (i) share-based compensation, (ii) certain litigation costs, (iii) amortization of certain acquired intangible assets, (iv) certain transaction-related costs, (v) discretionary bonuses, (vi) shareholder-funded executive bonuses and (vii) certain items that we do not consider indicative of our ongoing operating performance following the separation, including operating income from our Divestitures and cost of sales from our Product Procurement Adjustment.
The following table reconciles Adjusted Operating Income to the most comparable GAAP measure, operating income, for the periods presented:
	Year Ended December 31,
($ in thousands)	2021	2022	2023
Operating income	$438,257	$321,374	$373,564
Share-based compensation(1)	13,924	5,509	46,966
Litigation costs(2)	10,602	4,513	8,973
Amortization of acquired intangible assets(3)	19,587	19,587	19,587
Transaction-related costs(4)	—	2,896	82,277
Discretionary executive bonus(5)	—	34,000	—
Shareholder-funded executive bonuses(6)	—	—	32,200
Product Procurement Adjustment(7)	75,642	70,295	83,162
Divested subsidiary operating income adjustment(8)	(7,521)	(5,093)	(8,456)
Adjusted Operating Income	$550,491	$453,081	$638,273

(1)
Represents non-cash expense related to restricted stock unit awards issued from the JS Global and SharkNinja equity incentive plans.

(2)
Represents litigation costs incurred for certain patent infringement claims and false advertising claims against us.

(3)
Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Operating Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations.

(4)
Represents certain costs incurred related to the separation and distribution from JS Global and the secondary offering transaction.

(5)
Represents a one-time discretionary bonus.

(6)
Represents cash bonuses paid to certain executives by Mr. Xuning Wang, the Chairperson of the board of directors and the Company’s controlling shareholder, which had no impact on the Company’s overall cash flow.

(7)
Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation we no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. As a result of the separation, we pay JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement.

(8)
Adjusted for operating income from SNJP and the APAC distribution channels for the years ended December 31, 2023, 2022 and 2021 as if such Divestitures occurred on January 1, 2021.

We define Adjusted Net Income as net income excluding (i) share-based compensation, (ii) certain litigation costs, (iii) foreign currency gains and losses, net, (iv) amortization of certain acquired intangible assets, (v) certain transaction-related costs, (vi) discretionary bonuses, (vii) shareholder-funded executive bonuses, (viii) certain items that we do not consider indicative of our ongoing operating performance following the separation, including net income from our Divestitures and cost of sales from our Product Procurement Adjustment, (ix) the tax impact of the adjusted items and (x) certain withholding taxes.
Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the diluted weighted average number of ordinary shares.
The following table reconciles Adjusted Net Income and Adjusted Net Income Per Share to the most comparable GAAP measures, net income and net income per share, diluted, respectively, for the periods presented:
	Year Ended December 31,
($ in thousands, except share and per share amounts)	2021	2022	2023
Net income	$331,113	$232,354	$167,078
Share-based compensation(1)	13,924	5,509	46,966
Litigation costs(2)	10,602	4,513	8,973
Foreign currency losses (gains), net(3)	3,447	(9,275)	35,179
Amortization of acquired intangible assets(4)	19,587	19,587	19,587
Transaction-related costs(5)	—	2,896	82,277
Discretionary executive bonus(6)	—	34,000	—
Shareholder-funded executive bonuses(7)	—	—	32,200
Product Procurement Adjustment(8)	75,642	70,295	83,162
Tax impact of adjusting items(9)	(27,104)	(28,056)	(39,051)
Tax withholding adjustment(10)	—	—	19,474
Divested subsidiary net income adjustment(11)	(3,969)	(1,458)	(6,586)
Adjusted Net Income	$423,242	$330,365	$449,259
Net income per share, diluted	$2.38	$1.67	$1.20
Adjusted Net Income Per Share	$3.05	$2.38	$3.22
Diluted weighted-average number of shares used in computing net income per share and Adjusted Net Income Per Share(12)	138,982,872	138,982,872	139,420,254

(1)
Represents non-cash expense related to restricted stock unit awards issued from the JS Global and SharkNinja equity incentive plans.

(2)
Represents litigation costs incurred for certain patent infringement claims and false advertising claims against us.

(3)
Represents foreign currency transaction gains and losses recognized from the remeasurement of transactions that were not denominated in the local functional currency, including gains and losses related to foreign currency derivatives not designated as hedging instruments.

(4)
Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Net Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations.

(5)
Represents certain costs incurred related to the separation and distribution from JS Global and the secondary offering transaction.

(6)
Represents a one-time discretionary bonus.

(7)
Represents cash bonuses paid to certain executives by Mr. Xuning Wang, the Chairperson of the board of directors and the Company’s controlling shareholder, which had no impact on the Company’s overall cash flow.

(8)
Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation we no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. As a result of the separation, we pay JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement.

(9)
Represents the income tax effects of the adjustments included in the reconciliation of net income to Adjusted Net Income determined using the tax rate of 22%, which approximates our effective tax rate, excluding (i) the withholding adjustment described in footnote (9), (ii) divested subsidiary net income adjustment described in footnote (10), and (iii) certain share-based compensation costs and separation and distribution-related costs that are not tax deductible.

(10)
Represents withholding taxes associated with the cash dividend paid to JS Global in connection with the separation and related refinancing.

(11)
Adjusted for net income (loss) from SNJP and the APAC distribution channels for the years ended December 31, 2023, 2022 and 2021 as if such Divestitures occurred on January 1, 2021.

(12)
In calculating net income per share and Adjusted Net Income Per Share, we used the number of shares transferred in the separation and distribution for the denominator for all periods prior to completion of the separation and distribution on July 31, 2023.

We define EBITDA as net income excluding: (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding (i) share-based compensation cost, (ii) certain litigation costs, (iii) foreign currency gains and losses, net, (iv) certain transaction-related costs, (v) discretionary bonuses, (vi) shareholder-funded executive bonuses and (vii) certain items that we do not consider indicative of our ongoing operating performance following the separation, including Adjusted EBITDA from our Divestitures and cost of sales from our Product Procurement Adjustment. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Net Sales. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures because they facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results according to GAAP, we believe provide a more complete understanding of the factors and trends affecting our business than GAAP measures alone.
The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most comparable GAAP measure, net income, for the periods presented:
	Year Ended December 31,
($ in thousands, except %)	2021	2022	2023
Net income	$331,113	$232,354	$167,078
Interest expense, net	16,287	27,021	44,909
Provision for income taxes	83,213	69,630	126,150
Depreciation and amortization	78,183	86,708	103,821
EBITDA	508,796	415,713	441,958
Share-based compensation(1)	13,924	5,509	46,966
Litigation costs(2)	10,602	4,513	8,973
Foreign currency losses (gains), net(3)	3,447	(9,275)	35,179
Transaction-related costs(4)	—	2,896	82,277

	Year Ended December 31,
($ in thousands, except %)	2021	2022	2023
Discretionary executive bonus(5)	—	34,000	—
Shareholder-funded executive bonuses(6)	—	—	32,200
Product Procurement Adjustment(7)	75,642	70,295	83,162
Divested subsidiary Adjusted EBITDA adjustment(8)	(9,282)	(4,037)	(11,020)
Adjusted EBITDA	$603,129	$519,614	$719,695
Adjusted Net Sales	$3,625,299	$3,619,932	$4,176,166
Adjusted EBITDA Margin	16.6%	14.4%	17.2%

(1)
Represents non-cash expense related to restricted stock unit awards issued from the JS Global and SharkNinja equity incentive plans.

(2)
Represents litigation costs incurred for certain patent infringement claims and false advertising claims against us.

(3)
Represents foreign currency transaction gains and losses recognized from the remeasurement of transactions that were not denominated in the local functional currency, including gains and losses related to foreign currency derivatives not designated as hedging instruments.

(4)
Represents certain costs incurred related to the separation and distribution from JS Global and the secondary offering transaction.

(5)
Represents a one-time discretionary bonus.

(6)
Represents cash bonuses paid to certain executives by Mr. Xuning Wang, the Chairperson of the board of directors and the Company’s controlling shareholder, which had no impact on the Company’s overall cash flow.

(7)
Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation we no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. As a result of the separation, we pay JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement.

(8)
Adjusted for Adjusted EBITDA from SNJP and the APAC distribution channels for the years ended December 31, 2023, 2022 and 2021 as if such Divestitures occurred on January 1, 2021. The divested subsidiary Adjusted EBITDA adjustment represents net (loss) income from our Divestitures excluding interest expense, income tax expense, depreciation and amortization expense and foreign currency gains and losses recorded at the subsidiary level.

RISK FACTORS
An investment in our ordinary shares involves a high degree of risk. You should consider carefully the following risks, together with the other information set forth in this prospectus or incorporated by reference herein, including the sections titled “Risk Factors” and “Operating and Financial Review and Prospects,” and our financial statements and related notes, incorporated by reference herein from our Annual Report before you decide to purchase our ordinary shares. If any of the following risks or uncertainties actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that case, the market price of our ordinary shares could decline and you may lose all or a part of your investment. The risks discussed below or incorporated by reference are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition, results of operations and future growth prospects. We cannot assure you that any of the events discussed below will not occur. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.
Risks Related to This Offering and Ownership of Our Ordinary Shares
An active trading market for our ordinary shares may not be sustained and our share price may be volatile such that you may not be able to resell your shares at or above the public offering price.
It is possible that an active trading market for our ordinary shares will not be sustained. If an active trading market for our ordinary shares is not sustained, the liquidity of our ordinary shares, your ability to sell your ordinary shares when desired and the prices you may obtain for your ordinary shares may be adversely affected. The market price of our ordinary shares could vary significantly as a result of a number of factors, some of which are beyond our control. If the market price of our ordinary shares declines significantly, you may be unable to resell your ordinary shares at or above your purchase price, if at all, and you could lose a substantial part or all of your investment in our ordinary shares.
The following factors could affect our share price:
•
our financial performance;

•
quarterly variations in the rate of growth of our financial indicators, such as net sales and profitability;

•
the public reaction to our press releases, our other public announcements and our filings with the SEC;

•
strategic actions by our competitors;

•
changes in net sales or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•
speculation in the press or investment community;

•
publication of research reports about us or the investment management industry, or the failure of securities analysts to cover our ordinary shares;

•
sales of our ordinary shares by us or other shareholders, or the perception that such sales may occur;

•
changes in accounting principles, policies, guidance, interpretations or standards;

•
additions or departures of key management personnel;

•
actions by our shareholders;

•
general market and economic conditions;

•
adverse publicity about the investment management industry generally, or particular scandals, specifically;

•
domestic and international economic, legal and regulatory factors unrelated to our performance; and

•
the realization of any risks described under this “Risk Factors” section and the section entitled “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may negatively impact the market price of our ordinary shares. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
Substantial sales of our ordinary shares by our shareholders could cause the market price of our ordinary shares to decline.
Sales of a substantial number of our ordinary shares into the public market (including in this offering), or the perception that these sales might occur, could cause the market price of our ordinary shares to decline. We are unable to predict the timing or effect of such sales on the market price of our ordinary shares.
Upon the closing of this offering, we will have a total of 139,818,810 ordinary shares issued and outstanding. All of the ordinary shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described in “Shares Eligible for Future Sale.”
In connection with this offering, we, the selling shareholders and all of our directors and executive officers have agreed or will agree with the underwriters to be subject to lock-up restrictions for a period of 60 days following the date of this prospectus. The representatives may, in their sole discretion and without notice, release all or any portion of the ordinary shares subject to such lock-up restrictions. As restrictions on resale end, the market price of our ordinary shares could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.
Furthermore, we may also issue additional ordinary shares or convertible securities in future public offerings or as consideration for future acquisitions. We also expect to continue to grant equity awards under our equity incentive plans. We cannot predict the size of future issuances of our ordinary shares or securities convertible into ordinary shares or the effect, if any, that future issuances and sales of our ordinary shares will have on the market price of our ordinary shares. The issuance by us of additional ordinary shares or securities convertible into our ordinary shares would dilute your ownership of us and sales of substantial amounts of our ordinary shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our ordinary shares. See “Shares Eligible for Future Sale.”
We have limited history as a stand-alone public company, and our historical financial data is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.
Prior to the separation and distribution, we operated as part of JS Global’s broader corporate organization and not as a stand-alone entity. We have limited operating history as a separate publicly traded company following the separation and distribution.
Therefore, our historical financial data reflecting periods prior to the separation may not necessarily be indicative of our future financial position, results of operations or cash flows, and the occurrence of any of the risks discussed in this “Risk Factors” section, or any other event, could cause our future financial position, results of operations or cash flows to materially differ from our historical financial data. We cannot assure you that our profits will continue at a similar level going forward.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.
As a public company, we are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements is time-consuming and results in increased costs to us, which may have a negative effect on our business, financial condition and results of operations.

We are subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems, personnel and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we are committing significant resources, hiring additional staff and providing additional management oversight. We are implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join our company and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.
We are obligated to maintain internal control over financial reporting and to evaluate and determine its effectiveness. We have identified a material weakness in our internal control over financial reporting that remains unremediated at this time. The identification of material weaknesses in the future or any failure of our internal systems, controls and procedures could have an adverse effect on our business, financial condition, results of operations and investor confidence.
In the course of preparing the financial statements that were included in our Registration Statement on Form F-1 (File No. 333-272973), filed with the SEC on June 28, 2023, as well as the financial statements for the third quarter ended September 30, 2023, we identified material weaknesses in our internal control over financial reporting. The material weaknesses identified related to controls to ensure proper accounting for non-routine and complex transactions, as well as controls over the financial statement close process. We initially identified these material weaknesses due to the absence of necessary business processes, appropriate accounting personnel and related internal controls essential for satisfying the accounting and financial reporting requirements of a public company.
During the year ended December 31, 2023, we made significant progress in remediating the material weakness identified in our internal control over financial reporting in 2022. Specifically, we have hired additional accounting resources with sufficient public company experience and technical accounting expertise and enhanced internal controls surrounding our financial statement close process. We believe we have successfully remediated the material weakness in 2023 related to controls to ensure proper accounting for non-routine and complex transactions, however, operational deficiencies in the financial statement close process, including IT general controls around logical access and change management in IT systems remain. The unremediated deficiencies at December 31, 2023 continue to aggregate into a material weakness. Full remediation of the remaining material weakness related to our financial close process will require our internal controls, including IT general controls, to operate effectively for a sufficient period of time. We may also continue to incur significant costs in executing various aspects of our remediation plan but cannot provide a reasonable estimate of such costs at this time.
Furthermore, we cannot assure you that we have identified all material weaknesses. In the future, it is possible that additional material weaknesses or significant deficiencies may be identified that we may be unable to remediate timely. If we fail to maintain effective systems, controls and procedures, including disclosure controls and procedures and internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations and prevent fraud could be adversely impacted. We are upgrading and standardizing our information systems and related controls, but failure to achieve these goals effectively or in a timely manner could adversely impact our ability to maintain an effective internal control environment and our financial results. We may also experience higher than anticipated operating expenses during and after the implementation of any of these changes to our systems, controls or procedures, or become subject to investigations by the SEC or other regulatory authorities.
Further, if we are unable to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404, our independent registered public accounting firm may not issue an unqualified opinion as to the effectiveness of our internal control over financial reporting. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our ordinary shares. Failure to remedy any material weaknesses in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
Irrespective of compliance with Section 404, as we mature, we will need to further develop our internal control systems and procedures to keep pace with our rapid growth and we are currently working to improve our controls. Our current controls and any new controls that we develop may become inadequate because, among other reasons, they may not keep pace with our growth or the conditions in our business may change. We are in the process of developing and implementing an enterprise risk management framework, but this development and implementation may not proceed on our projected timetable, and this framework may not fully protect us against operational risks and losses.
As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to our shareholders.
We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act, and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we will not file the same reports that a U.S. domestic issuer would file with the SEC, although we are required to file or furnish to the SEC the continuous disclosure documents that we are required to file in the Cayman Islands under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”). In addition, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Cayman Law insider reporting requirements are longer.
As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under the Companies Act, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies.
In addition, as a foreign private issuer, we have the option to follow certain Cayman Law corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Cayman Law practices we follow instead. We currently do not rely on this exemption. We may in the future elect to follow home country practices in the Cayman Islands with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.
We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and may cause us to incur significant legal, accounting and other expenses.
As discussed above, we are a foreign private issuer and, therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2024. In the future, we would lose our foreign private issuer status if more than 50% of our outstanding voting securities are owned by U.S. residents and any one of the following is true: (i) a majority of our directors or executive officers are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with mandatory U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of NYSE. As a U.S. listed public company that is not a foreign private issuer, we may incur significant additional legal, accounting and other expenses that we may not otherwise incur as a foreign private issuer, which could harm our business, financial condition and results of operations.
Upon the closing of this offering, Mr. Wang will continue to be a substantial shareholder and will have influence over matters outside the ordinary course of our business requiring a shareholder vote, which may limit your ability to influence our actions.
Upon the closing of this offering, Mr. Wang, the Chairperson of our Board, will hold or have the ability to control approximately 51.0% of the voting power of our issued and outstanding share capital (or approximately 50.5% if the underwriters’ option to purchase additional ordinary shares is exercised in full). As long as Mr. Wang continues to hold or have the ability to control a majority of the voting power of our issued and outstanding shares, he will generally be able to control significant corporate activities, subject to applicable laws, including, among other things:
•
the composition of our Board and through our Board, decision-making with respect to our policies and the appointment and removal of corporate officers;

•
determinations with respect to mergers, business combinations or dispositions of assets; and

•
the adoption of amendments to our Memorandum and Articles of Association.

In addition, the concentration of Mr. Wang’s ownership could discourage others from making tender offers, which could prevent holders from receiving a premium for their ordinary shares.
Furthermore, our Memorandum and Articles of Association provide that Mr. Wang, so long as he and/or his affiliates (as defined in our Memorandum and Articles of Association) continue to remain beneficial owners (as such term is defined in the Exchange Act) of at least 30.0% of our share capital, shall have the right to appoint a director and that director will serve as the Chairperson of our Board. Should no such director be appointed, the Chairperson of our Board shall be decided by a majority of the directors then in office. See “Description of Share Capital—Directors—Appointment, Disqualification and Removal of Directors.”
Because Mr. Wang’s interests may differ from, or conflict with, ours or from those of our other shareholders, actions that Mr. Wang takes with respect to us, as our controlling shareholder, may not be favorable to us or our other shareholders.
We are a “controlled company” within the meaning of the rules of NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements. Although we do not intend to rely on these exemptions at this time, we may do so in the future and you may not have the same protections afforded to shareholders of companies that are subject to such requirements.
Upon the closing of this offering, Mr. Wang, the Chairperson of our Board, will hold or have the ability to control approximately 51.0% of the voting power of our issued and outstanding share capital (or approximately 50.5% if the underwriters’ option to purchase additional ordinary shares is exercised in full). As a result, upon the closing of this offering, we will continue to be a “controlled company” as defined under the corporate governance rules of NYSE. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•
the requirement that a majority of our Board consist of independent directors;

•
the requirement that our compensation, nominating and corporate governance committee be composed entirely of independent directors; and

•
the requirement for an annual performance evaluation of our compensation, nominating and corporate governance committee.

While we do not intend to rely on these exemptions at this time, we may in the future elect to rely on these exemptions and, accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.
Members of our management team have limited experience managing a U.S. public company.
Some members of our management team have limited experience managing a publicly traded company in the United States, interacting with U.S. public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. As a U.S. public company, we are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition and results of operations.
Our Memorandum and Articles of Association, as well as Cayman Law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our ordinary shares.
Our Memorandum and Articles of Association authorize our Board to issue one or more classes or series of preferred shares, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include super voting, special approval, dividend, repurchase rights, liquidation preferences or other rights or preferences superior to the rights of the holders of ordinary shares. The terms of one or more classes or series of preferred shares could adversely impact the value of our ordinary shares. Furthermore, if our Board elects to issue preferred shares it could be more difficult for a third party to acquire us. For example, our Board may grant holders of preferred shares the right to elect some number of our directors in all events or upon the occurrence of specified events or the right to veto specified transactions. Under Cayman Islands law, our Board may only exercise the rights and powers granted to them under the Memorandum and Articles of Association for what they believe in good faith to be in the best interests of our company and for a proper purpose.
In addition, some provisions of our Memorandum and Articles of Association could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our shareholders, including:
•
establishing advance notice provisions with regard to shareholder proposals relating to the nomination of candidates for appointment as directors or new business to be brought before meetings of our shareholders;

•
providing that the authorized number of directors may be changed only by resolution of our Board;

•
providing that all vacancies in our Board may, except as otherwise be required, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
providing that our Memorandum and Articles of Association may be amended by the affirmative vote of the holders of at least two-thirds of our then issued and outstanding voting shares;

•
limitations on the ability of shareholders to call extraordinary general meetings; and

•
limitations on the ability of shareholders to act by written consent.

Our Memorandum and Articles of Association designate the courts of the Cayman Islands as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our Memorandum and Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands (“Cayman Courts”) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•
any derivative action or proceeding brought on our behalf;

•
any action asserting a claim of breach of a fiduciary or other duty owed by any of our current or former directors, officers or other employees or our shareholders;

•
any action asserting a claim arising pursuant to any provision of the Companies Act or our Memorandum and Articles of Association; or

•
any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States).

Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States, including those arising under the Securities Act or Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our share capital will be deemed to have notice of, and consented to, the provisions of our Memorandum and Articles of Association described in the preceding sentence. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our Memorandum and Articles of Association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.
Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are an exempted company incorporated under the Companies Act. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the U.S. courts against our directors or officers.
Our corporate affairs are governed by our Memorandum and Articles of Association and the Companies Act. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that Cayman Courts are unlikely to (i) recognize or enforce against us judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, Cayman Courts will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our Board or controlling shareholders than they would as public shareholders of a U.S. company.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our Memorandum and Articles of Association provide that we will indemnify our directors and officers to the fullest extent permitted by Cayman Law. Our Memorandum and Articles of Association also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Cayman Law would permit indemnification. We have entered into indemnification agreements with each of our current and future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Cayman Law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Our Memorandum and Articles of Association also provide, to the fullest extent permissible under Cayman Law, that our directors and officers shall be indemnified against any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order. Cayman Law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their duties as directors by shifting the burden of such losses and expenses to us. Certain liabilities or expenses covered by our indemnification obligations may not be covered by our directors’ and officers’ liability insurance or the coverage limitation amounts may be exceeded. As a result, any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
We do not currently anticipate paying regular dividends on our ordinary shares. Consequently, your only opportunity to achieve a return on your investment may be if the price of our ordinary shares appreciates.
Any declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our Board and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, the provisions of Cayman Law affecting the payment of dividends and distributions to shareholders and other considerations that our Board deems relevant. Consequently, your only opportunity to achieve a return on your investment in us may be if the price of our ordinary shares appreciates and you sell your shares at a profit. There is no guarantee that the price of our ordinary shares that will prevail in the market will ever exceed the price that you pay in this offering. See “Dividend Policy.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current views with respect to, among other things, future events and our future business, financial condition, results of operations and prospects. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, which you should consider and read carefully, including but not limited to:
•
our ability to maintain and strengthen our brands to generate and maintain ongoing demand for our products;

•
our ability to commercialize a continuing stream of new products and line extensions that create demand;

•
our ability to effectively manage our future growth;

•
general economic conditions and the level of discretionary consumer spending;

•
our ability to expand into additional consumer markets;

•
our ability to maintain product quality and product performance at an acceptable cost;

•
our ability to compete with existing and new competitors in our markets;

•
problems with, or loss of, our supply chain or suppliers, or an inability to obtain raw materials;

•
the risks associated with doing business globally;

•
inflation, changes in the cost or availability of raw materials, energy, transportation and other necessary supplies and services;

•
our ability to hire, integrate and retain highly skilled personnel;

•
our ability to maintain, protect and enhance our intellectual property;

•
our ability to securely maintain consumer and other third-party data;

•
our ability to comply with regulatory requirements;

•
the increased expenses associated with being a public company;

•
our status as a “controlled company” within the meaning of the rules of NYSE;

•
our ability to achieve some or all of the anticipated benefits of the separation from JS Global;

•
the payment of any declared dividends; and

•
the other risks and uncertainties described under “Risk Factors” and in our Annual Report incorporated by reference in this prospectus.

This list of factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and incorporated by reference herein. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus and in our Annual Report, and our future levels of activity and performance, may not occur and actual results could differ materially and adversely from those described or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that this information provides a reasonable basis for these statements, this information may be limited or incomplete. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by the cautionary statements contained in this section and elsewhere in this prospectus and the documents incorporated by reference herein.

USE OF PROCEEDS
The selling shareholders will receive all of the net proceeds from the sale of ordinary shares offered pursuant to this prospectus. We will not receive any proceeds from the sale of ordinary shares being sold in this offering, including from any exercise by the underwriters of their option to purchase additional shares. The selling shareholders will bear the underwriting commissions and discounts attributable to their sale of our ordinary shares. See “Principal and Selling Shareholders.”

DIVIDEND POLICY
Under our dividend policy, any declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our Board and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, the provisions of Cayman Law affecting the payment of dividends and distributions to shareholders and other considerations that our Board deems relevant. We do not currently anticipate paying regular dividends on our ordinary shares. See “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary Shares—We do not currently anticipate paying regular dividends on our ordinary shares. Consequently, your only opportunity to achieve a return on your investment may be if the price of our ordinary shares appreciates.”
On March 18, 2021, we declared and paid a special cash dividend of $42.0 million to JS Global. On May 26, 2022, we declared and paid a special cash dividend of $83.5 million to JS Global. On February 15, 2023, we declared and paid a special cash dividend of $15.5 million to JS Global. On February 27, 2023, we declared and paid a special dividend of $94.9 million to JS Global, which consisted of a cash dividend of $44.5 million and amounts receivable of $50.4 million under an intercompany note in satisfaction of such note. In connection with the separation, we declared and paid a special cash dividend of $375.0 million to JS Global for the repayment of JS Global’s outstanding debt under the term loan and revolving credit agreement entered into by the Company on March 17, 2020 with Bank of China Limited, Macau Branch, as administrative agent, and certain banks and financial institutions party thereto as lenders and issuing banks. See the section entitled “Major Shareholders and Related Party Transactions—Related Party Transactions—Related Party Transactions with JS Global—Loans, Contributions and Dividends” in our Annual Report incorporated by reference in this prospectus.
In the fourth quarter of 2023, we declared and paid a special cash dividend of $1.08 per ordinary share, or approximately $150.2 million in the aggregate, to our shareholders of record as of December 1, 2023.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2023 on an actual basis.
The following table is derived from and should be read together with “Prospectus Summary—Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Operating Information” and the section entitled “Operating and Financial Review and Prospects” as well as our historical financial statements and the accompanying notes, each of which is included in our Annual Report that is incorporated by reference herein.
($ in thousands, except share data)	As of December 31, 2023
Cash and cash equivalents	$154,061
Long-term debt(1)	$804,938
Shareholders’ equity(2):
Ordinary shares, $0.0001 par value per share, 1,000,000,000 shares authorized; 139,083,369 and 138,982,872 shares issued and outstanding as of December 31, 2023 and 2022, respectively	14
Additional paid-in capital	1,009,590
Retained earnings	470,319
Accumulated other comprehensive loss	(1,030)
Total shareholders’ equity	1,478,893
Total capitalization	$2,283,831

(1)
Consists of outstanding borrowings of $804.9 million under the term loan facility. Amount excludes deferred financing costs of $5.3 million as of December 31, 2023.

(2)
Amounts exclude:

•
3,857,986 restricted stock units and 9,845,725 ordinary shares, plus future increases, reserved for issuance under the equity incentive plan (the “Equity Incentive Plan”); and

•
1,389,828 ordinary shares, plus future increases, reserved for issuance under the employee share purchase plan (the “ESPP”).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial information consists of the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2023.
The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2023 gives effect to the separation and distribution, including the refinancing of our indebtedness and related dividend to JS Global (collectively, the “Transactions”), as described in Note 1 below, as if the Transactions occurred on January 1, 2023.
Because the Transactions were completed on July 31, 2023, their effect is reflected in our audited consolidated balance sheet as of December 31, 2023 included in our Annual Report that is incorporated by reference herein. Accordingly, no pro forma condensed consolidated balance sheet as of December 31, 2023 is included in the following unaudited pro forma condensed consolidated financial information.
The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information has been adjusted to include Transaction Accounting Adjustments (as defined below), which reflect the application of the accounting required by GAAP, linking the effects of the Transactions to our historical consolidated financial statements. The unaudited pro forma condensed consolidated financial information has also been adjusted to include the Autonomous Entity Adjustments (as defined below) to present the impact of certain items, as described in Note 1 below, on the results of operations as if we were a standalone entity.
The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of financial results that would have been attained had the Transactions occurred on the dates indicated above and does not project our results of operations or financial position for any future period or as of any future date. The unaudited pro forma condensed consolidated financial information also does not give effect to the potential impact of any operating synergies or cost savings that may result from the Transactions. In addition, the pro forma condensed consolidated financial information is not intended to present the results that JS Global would have attained for the APAC region had the Transactions occurred on the dates indicated above, and should not be relied upon for such purposes. Our future results of operations or financial position may vary significantly from the results reflected in the unaudited pro forma condensed consolidated statement of income and should not be relied on as an indication of our results after the consummation of the Transactions. See “Risk Factors —Risks Related to this Offering and Ownership of our Ordinary Shares—We have limited history as a standalone public company, and our historical financial data is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.
However, we believe that the assumptions provide a reasonable basis for presenting the effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.
The historical consolidated financial information has been derived from the consolidated financial statements of SharkNinja, Inc., and accompanying notes, included in our Annual Report that is incorporated by reference herein.
The unaudited pro forma condensed consolidated financial information should be read in conjunction with the section entitled “Operating and Financial Review and Prospects” as well as our historical financial statements and the accompanying notes, each of which is included in our Annual Report that is incorporated by reference herein.

SHARKNINJA, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2023
(in thousands, except share and per share data)
	Historical	Divestiture Transactions Adjustments		As Adjusted Before Other Transaction Accounting Adjustments and Autonomous Entity Adjustments	Other Transaction Accounting			Autonomous Entity Adjustments			SharkNinja, Inc. Pro Forma
Net sales	$4,253,710	$(75,218)	[a]	$4,178,492	$			$			$4,178,492
Cost of sales	2,345,858	(83,433)	[a]	2,262,425					41,927	[f]	2,304,352
Gross profit	1,907,852	8,215		1,916,067					(41,927)		1,874,140
Operating expenses:
Research and development	$249,387	$(583)	[a]	$248,804	$			$			$248,804
Sales and marketing	897,585	(16,937)	[a]	880,648							880,648
General and administrative	387,316	(4,791)	[a]	382,525		2,896	[c]		(1,750)	[g]	383,671
Total operating expenses	1,534,288	(22,311)		1,511,977		2,896			(1,750)		1,513,123
Operating income	373,564	30,526		404,090		(2,896)			(40,177)		361,017
Interest expense, net	(44,909)	3	[a]	(44,906)		(15,954)	[d]				(60,860)
Other expense, net	(35,427)	1,249	[a]	(34,178)							(34,178)
Income before income taxes	293,228	31,778		325,006		(18,850)			(40,177)		265,979
Provision for income taxes	126,150	(1,930)	[a]	133,290		(3,510)	[e]		(8,839)	[h]	120,941
		9,070	[b]
Net income	$167,078	$24,639		$191,717		$(15,340)			$(31,338)		$145,038
Net income per share, basic and diluted	$1.20
Weighted-average number of shares used in computing net income per share, basic	139,025,657
Weighted-average number of shares used in computing net income per share, diluted	139,420,254
Pro forma net income per share:
Basic										[i]	$1.04
Diluted										[i]	$1.04
Pro forma number of shares used in computing net income per share:
Basic										[i]	139,025,657
Diluted										[i]	139,420,254
See accompanying “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.”

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
1.   Description of the Transactions & Basis of Presentation
The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X and presents our pro forma financial condition and results of operations based upon the historical financial information after giving effect to the Transactions and related adjustments set forth in the notes to the unaudited pro forma condensed consolidated financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this registration statement. As the unaudited pro forma condensed consolidated financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances. In addition, the unaudited pro forma condensed consolidated financial information does not reflect any cost savings or operating synergies that the consolidated company may achieve as a result of the Transactions.
The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2023 give pro forma effect to the Transactions as if they occurred on January 1, 2023.
Refinancing
Prior to the completion of the separation and distribution, we obtained $1.3 billion from a new credit facility to replace our existing Facilities Agreement (as defined below), comprised of a new term loan of $810.0 million and a $500.0 million revolving credit facility. In connection with the separation, we declared and paid a special cash dividend of $375.0 million to JS Global for the repayment of JS Global’s outstanding debt under the Facilities Agreement. See the sections entitled “Operating and Financial Review and Prospects” and “Major Shareholders and Related Party Transactions—Related Party Transactions—Related Party Transactions with JS Global—Loans, Contributions and Dividends” included in our Annual Report that is incorporated by reference herein.
Separation and Distribution Transactions
In connection with the separation and distribution, we entered into the Separation and Distribution Agreement with JS Global. We also entered into various other agreements to provide a framework for our relationship with JS Global after the separation, including the Transition Services Agreement, the Employee Matters Agreement, the Brand License Agreement, the Sourcing Services Agreement (JS Global), the Sourcing Services Agreement (Joyoung) and the Product Development Agreement. The Brand License Agreement, the Transition Services Agreement, the Sourcing Services Agreement (JS Global) and the Product Development Agreement are the only agreements that have an impact on the unaudited pro forma condensed consolidated financial information.
As part of the separation, JS Global effected a reorganization whereby: (i) JS Global formed a wholly owned subsidiary, SharkNinja, Inc., (ii) we and JS Global effected certain transfers and transactions such that, among other things, (a) JS Global directly owned all outstanding shares of SharkNinja SPV and (b) SNJP and our APAC distribution channels were transferred to JS Global and (iii) JS Global contributed all outstanding shares of SharkNinja SPV to SharkNinja, Inc. in exchange for shares of SharkNinja, Inc. (following which, we are governed by the Memorandum and Articles of Association). Each JS Global Shareholder as of the Record Date received one of our ordinary shares for every 25 ordinary shares of JS Global held by such shareholder. In particular, we completed the Divestitures and effected the Product Procurement Adjustment. The Divestitures and the Product Procurement Adjustment will be collectively referred to herein as the “Divestiture Transactions.”
Divestitures
SNJP was formed to distribute our products in the APAC region through SharkNinja Europe Ltd., which controls the applicable underlying intellectual property rights. As a result of the separation, JS Global owns and manages SNJP, as well as the distribution rights for certain of our products in the APAC region through the Brand License Agreement between us and JS Global. As a result of the separation, all sales in the APAC region are managed by and reported to JS Global, and SNJP purchases our products directly from JS Global. Pursuant to the Brand License Agreement, we are only entitled to royalty revenue for sales of our products in the APAC region, through which we earn royalty income of 3% of net sales for each unit of our products sold by or on behalf of JS Global in the APAC region, subject to certain adjustments. Further, in accordance with the Product Development Agreement, we are also entitled to compensation for our product research and development and product management services provided to JS Global as it relates to our products sold in the APAC region, through which we earn income of approximately $1.0 million annually, subject to certain adjustments.
Product Procurement Agreement
Prior to the separation, we purchased the majority of our inventory from (i) one of our subsidiaries, SharkNinja (Hong Kong) Company Limited (“SNHK”), and (ii) JS Global Trading (“JSGTC”), a purchasing office wholly owned by JS Global. SNHK purchases inventory for our U.S. and European selling entities from suppliers in the APAC region and is responsible for managing the related supply chain operation and procurement process. In our consolidated statement of income for the year ended December 31, 2023 included in our Annual Report that is incorporated by reference herein, the markup on inventory purchased from SNHK is eliminated in consolidation as an intercompany transaction, while the historical markup on inventory purchased from JS Global was included in cost of sales. As a result of the separation, we no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased is completely eliminated in consolidation for periods after the separation.
Autonomous Entity Adjustments
The following adjustments reflect the impact of certain agreements entered into with JS Global in connection with the separation and distribution in order to reflect the financial condition and results of operations as if we were a standalone entity (collectively, the “Autonomous Entity Adjustments”). These include:
•
The inclusion of incremental income that is earned in connection with the Transition Services Agreement through which we will provide various transition services to JS Global following the separation (the “Transition Services Agreement Adjustment”).

•
The impact of additional costs for supply chain services that is incurred in connection with the Sourcing Services Agreement (JS Global) through which JS Global provides certain supply chain services, including supplier management and supply chain strategy, following the separation (the “Sourcing Services Agreement Adjustment”).

See the section entitled “Major Shareholders and Related Party Transactions—Related Party Transactions” along with the other information in our Annual Report that is incorporated by reference herein for additional information regarding the various agreements referred to above.
2.   Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 2023
Transaction Accounting Adjustments and Autonomous Entity Adjustments include the following adjustments related to the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2023, as follows:
Transaction Accounting Adjustments for the Divestiture Transactions
(a)
Reflects the elimination of net sales of $75.2 million, cost of sales of $83.4 million, operating expenses of $22.3 million, interest expense, net, of less than $0.1 million, other expense, net, of $1.2 million and provision for income taxes of $1.9 million recorded during the year ended December 31, 2023 related to SNJP and our APAC distribution channels, as if the Divestitures occurred on January 1, 2023. Included within the elimination of net sales is incremental royalty income of $2.3 million earned as a result of the Brand License Agreement pursuant to which we would have received royalty compensation from JS Global on a per unit sale basis for JS Global’s distribution in the APAC region, as if the Brand License Agreement was effective as of January 1, 2023. Further included within the elimination of research and development expense is incremental income of $0.6 million earned as a result of the Product Development Agreement pursuant to which we would have received income from JS Global for our product research and development and product management services for our products sold in the APAC region, as if the Product Development Agreement was effective as of January 1, 2023. Included in the elimination of cost of sales is $38.3 million related to the Product Procurement Adjustment.
(b)
Reflects the income tax effect of $9.0 million related to the Divestiture Transactions. Included in this adjustment is an increase in the provision for income taxes of $8.4 million related to the Product Procurement Adjustment, determined using an effective tax rate of 22.0% and an increase of $0.6 million for the incremental income tax on the royalty income and the income received in connection with the Product Development Agreement as described in Note (a) above.

Other Transaction Accounting Adjustments
(c)
Reflects the inclusion of transaction-related costs of approximately $2.9 million in connection with the Transactions that were reflected in the historical consolidated statement of income for the year ended December 31, 2022. These transaction-related costs are reflected as if incurred on January 1, 2023, the date the Transactions occurred for purposes of the unaudited pro forma condensed consolidated statement of income.

(d)
Reflects the incremental interest expense for the year ended December 31, 2023 as a result of the proceeds received of $810.0 million from a new credit facility as if such proceeds were received on January 1, 2023, offset by the reduction in interest expense for the year ended December 31, 2023 as a result of the repayment of the borrowings under the 2020 Secured Term Loan, which had a principal balance of $437.5 million as of January 1, 2023, as if such repayment occurred on January 1, 2023. The incremental interest expense on the new credit facility for the year ended December 31, 2023 was calculated using the secured overnight financing rate (“SOFR”) plus 2.0%.

(e)
Reflects the income tax effect of $3.5 million related to the transaction accounting adjustments in Note (c) and Note (d). The $3.5 million income tax effect is a reduction in the provision for income taxes related to the additional interest expense as described in Note (d) above. The income tax effect was determined using an effective tax rate of 22.0% and excludes the transaction-related costs described in Note (c) that were not tax deductible.

Autonomous Entity Adjustments
(f)
Reflects the incremental cost of sales of $41.9 million that was not reflected in the historical condensed consolidated statement of income for the year ended December 31, 2023 related to the Sourcing Services Agreement Adjustment.

(g)
Reflects the additional income of $1.8 million that was not reflected in the historical condensed consolidated statement of income for the year ended December 31, 2023 related to the Transition Services Agreement Adjustment.

(h)
Reflects the income tax effect of $8.8 million related to the Autonomous Entity Adjustments. Included in this adjustment is a decrease in the provision for income taxes of $9.2 million related to the Sourcing Services Agreement Adjustment as described in Note (f) above, determined using an effective tax rate of 22.0%. Offsetting this decrease is an increase in the provision for income taxes of $0.4 million related to the additional income recognized as a result of the Transfer Services Agreement Adjustment as described in Note (g) above, determined using an effective tax rate of 22.0%.

(i)
The basic and diluted pro forma net income per share represents net income divided by the weighted average ordinary shares outstanding, using the historical weighted average shares outstanding for the periods presented.

The table below presents the computation of pro forma basic and diluted net income per share for the year ended December 31, 2023:
(in thousands, except share and per share data)	Year Ended December 31, 2023
Numerator:
Pro forma net income, basic and diluted	$145,038
Denominator:
Weighted-average shares used in computing pro forma net income per share – basic(1)	139,025,657
Weighted-average shares used in computing pro forma net income per share – diluted(1)	139,420,254
Pro forma net income per share – basic	$1.04
Pro forma net income per share – diluted	$1.04

(1)
For the period of time prior to completion of the separation and distribution on July 31, 2023, the number of shares transferred in the separation and distribution was utilized for the calculation of basic and diluted net income per share. For periods prior to the separation and distribution, it is assumed that there are no dilutive equity instruments as there were no equity awards of SharkNinja, Inc. outstanding prior to the separation and distribution.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth information with respect to the expected beneficial ownership of our ordinary shares as of March 13, 2024 by:
•
each person or group of affiliated persons known by us to own beneficially more than 5% of our ordinary shares;

•
each of our directors;

•
each of our named executive officers;

•
all of our directors and executive officers as a group; and

•
the selling shareholders.

Applicable percentage ownership before and after this offering is based on 139,818,810 ordinary shares outstanding as of March 13, 2024.
The amounts and percentages of our ordinary shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities and such information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power over such security, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Unless otherwise indicated, the business address of each such beneficial owner is c/o SharkNinja, Inc., 89 A Street, Needham, MA 02494.
			Assuming no exercise of the underwriters’ option			Assuming full exercise of the underwriters’ option
	Securities beneficially owned prior to this offering			Shares beneficially owned after this offering			Shares beneficially owned after this offering
Name of Beneficial Owner	Number	Percentage of total ordinary shares	Shares offered hereby	Number	Percentage of total ordinary shares	Shares offered hereby	Number	Percentage of total ordinary shares
Selling Shareholders and 5%+ Shareholders
CJ Xuning Wang(1)	76,058,114	54.4%	4,691,899	71,366,215	51.0%	5,395,684	70,662,430	50.5%
Directors and Executive Officers
Mark Barrocas(2)	1,740,662	1.2%	—	1,740,662	1.2%	—	1,740,662	1.2%
Larry Flynn	—	—	—	—	—	—	—	—
Pedro J. Lopez-Baldrich(3)	22,575	*	—	22,575	*	—	22,575	*
Neil Shah(4)	641,835	*	—	641,835	*	—	641,835	*
CJ Xuning Wang(1)	76,058,114	54.4%	4,691,899	71,366,215	51.0%	5,395,684	70,662,430	50.5%
Peter Feld	—	—	—	—	—	—	—	—
Wendy Hayes	—	—	—	—	—	—	—	—
Chi Kin Max Hui	—	—	—	—	—	—	—	—

			Assuming no exercise of the underwriters’ option			Assuming full exercise of the underwriters’ option
	Securities beneficially owned prior to this offering			Shares beneficially owned after this offering			Shares beneficially owned after this offering
Name of Beneficial Owner	Number	Percentage of total ordinary shares	Shares offered hereby	Number	Percentage of total ordinary shares	Shares offered hereby	Number	Percentage of total ordinary shares
Dennis Paul	—	—	—	—	—	—	—	—
Timothy R. Warner	—	—	—	—	—	—	—	—
All directors and executive officers as a group (10 persons)	78,463,185	56.1%	4,691,899	73,771,286	52.8%	5,395,684	73,067,501	52.3%

*
Denotes less than 1.0% of beneficial ownership

(1)
Consists of (i) 62,543,133 ordinary shares held of record by JS&W Global Holding Limited Partnership (“JS&W Global Holding”), previously known as JS Holding Limited Partnership, (ii) 11,652,170 ordinary shares held of record by JS&W Capital SPC (“JS&W Capital”), previously known as Sol Omnibus SPC, and (iii) 1,862,811 ordinary shares held by Mr. Wang. The general partner of JS&W Global Holding is ultimately controlled by Mr. Wang. Mr. Wang also ultimately controls JS&W Capital.

CJ Xuning Wang is offering 1,765,131 ordinary shares in this offering (or 1,765,131 if the underwriters’ option to purchase additional ordinary shares is exercsied in full). The entities affiliated with CJ Xuning Wang that are selling shareholders in this offering are JS&W Global Holding and JS&W Capital. They are offering 2,829,088 and 97,680 ordinary shares, respectively (or 3,532,873 and 97,680 ordinary shares, respectively, if the underwriters’ option to purchase additional ordinary shares is exercised in full).
(2)
Consists of 1,740,662 ordinary shares held by Mr. Barrocas.

(3)
Consists of 22,575 ordinary shares held by Mr. Lopez-Baldrich.

(4)
Consists of (i) 302,976 ordinary shares held of record by PR2, LLC, which is managed by Mr. Shah and (ii) 338,859 ordinary shares held directly by Mr. Shah. Mr. Shah has sole voting and dispositive power over the shares held by PR2, LLC.

DESCRIPTION OF SHARE CAPITAL
General
Our affairs are governed principally by: (i) our Memorandum and Articles of Association, (ii) the Companies Act and (iii) Cayman Law. As provided in our Memorandum and Articles of Association, subject to Cayman Law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges.
The following description summarizes certain important terms of our share capital and our Memorandum and Articles of Association and highlights certain differences in corporate law in the Cayman Islands and Delaware. Because this is only a summary, it does not contain all the information that may be important to you and is qualified in its entirety by reference to our organizational documents, which are filed as exhibits to our Annual Report, and by applicable law.
Our authorized share capital consists of 1,000,000,000 ordinary shares, par value $0.0001 per share and 100,000,000 preferred shares, par value $0.0001 per share. As of March 13, 2024, we had 139,818,810 ordinary shares issued and outstanding and no preferred shares.
Ordinary Shares
Voting Rights
Holders of our ordinary shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Generally, all matters to be voted on by shareholders must be approved by either (i) an ordinary resolution, which requires the affirmative vote of at least a majority of the votes entitled to be cast by all holders of ordinary shares present at a general meeting in person or represented by proxy, or (ii) a special resolution, which requires the affirmative vote of at least two thirds of the votes entitled to be cast by all holders of ordinary shares present at a general meeting in person or represented by proxy.
Cumulative Voting
Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Law, our Memorandum and Articles of Association do not provide for cumulative voting.
Dividends
Subject to preferences that may apply to any ordinary shares issued and outstanding at the time, the holders of our ordinary shares are entitled to receive dividends as may be declared from time to time at the discretion of our Board out of lawfully available funds. See “Dividend Policy” for additional information.
No Preemptive or Similar Rights
Holders of our ordinary shares do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to our ordinary shares.
Fully Paid and Non-Assessable
All of the issued and outstanding ordinary shares are fully paid and non-assessable.
Preferred Shares
Under the terms of our Memorandum and Articles of Association, our Board has the authority, without shareholder approval except as required by the listing standards of NYSE or applicable law, to issue preferred shares in one or more series. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred shares. The rights with respect to a series of preferred shares may be greater than the rights attached to our ordinary shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of our ordinary shares until our Board determines the specific rights attached to any preferred shares so issued.
The effect of issuing preferred shares could include, among other things, one or more of the following:
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restricting dividends in respect of the ordinary shares;

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diluting the voting power of the ordinary shares or providing that holders of preferred shares have the right to vote on matters as a class;

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impairing the liquidation rights of the ordinary shares; or

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delaying or preventing a change of control of our company.

The purpose of authorizing our Board to issue preferred shares and determine the rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares could adversely affect the voting power of holders of our ordinary shares and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our issued and outstanding voting shares.
Our Memorandum and Articles of Association
Amendment of Governing Documents
As permitted by Cayman Law, our Memorandum and Articles of Association may only be amended by a special resolution of the shareholders (requiring the affirmative vote of at least two thirds of the shareholders present in person or by proxy at a general meeting where there is a quorum).
General Meetings and Shareholder Proposals
As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our Memorandum and Articles of Association provide that in each year we will hold an annual general meeting of shareholders, at a time determined by our Board, provided that our Board has the discretion whether or not to hold an annual general meeting in the year of the completion of the separation and distribution. The agenda for an annual general meeting of shareholders will only include such items as have been included therein by our Board or Chairperson, or properly brought by a shareholder in accordance with our Memorandum and Articles of Association.
Also, we may, but are not required to (unless required by Cayman Law), hold other extraordinary general meetings during the year.
An extraordinary general meeting may be called by our Board or any other person authorized to do so in the governing documents. The Companies Act provides shareholders with limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting, subject to a company’s articles of association. Our Memorandum and Articles of Association provide for the ability of shareholders to nominate candidates for election as directors under certain conditions (as described below), and allow shareholders to bring business before an annual general meeting where the procedure provided in our Memorandum and Articles of Association is complied with. Our Memorandum and Articles of Association provide that the shareholders have no right to requisition an extraordinary general meeting.
Dissolution; Winding Up
Under Cayman Law, a company may be wound up by either an order of the Cayman Courts or by a special resolution of its shareholders or, if the company is unable to pay its debts as they fall due, by an ordinary resolution (which requires the affirmative vote of at least a majority of shareholders present in person or by proxy at a general meeting) of its shareholders. Cayman Courts have authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.
Our Memorandum and Articles of Association provide that if we are wound up, the liquidator may distribute the surplus assets available for distribution amongst our shareholders in proportion to the par value of the ordinary shares held by them at the commencement of the winding up, subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Directors’ Power to Issue Shares
Subject to applicable law, our Board has general and unconditional authority to issue or allot shares or grant options over shares, issue rights, options, warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in the company or otherwise deal with or dispose of any unissued shares in our capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with our Memorandum and Articles of Association, we shall not issue bearer shares.
Inspection of Books and Records
Holders of shares have no general right under Cayman Law to inspect or obtain copies of our register of members or our corporate records. However, our Board may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of our Board. Notwithstanding the above, our Memorandum and Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on our website or filing such annual reports as we are required to file with the SEC.
Directors
Appointment, Disqualification and Removal of Directors
Our Memorandum and Articles of Association provide that our Board shall consist of such number of directors as determined by a majority of the directors then in office, but not less than two directors.
Our Memorandum and Articles of Association provide that Mr. Wang, so long as he and/or his affiliates (as defined in our Memorandum and Articles of Association) continue to remain beneficial owners (as such term is defined in the Exchange Act) of at least 30.0% of our share capital, shall have the right, but not the obligation, to appoint one director to our Board by providing written notice of such appointment to us. Such director, where appointed, shall act as Chairperson of our Board and may be removed or replaced by Mr. Wang, so long as Mr. Wang and/or his affiliates (as defined in our Memorandum and Articles of Association) continue to remain beneficial owners (as such term is defined in the Exchange Act) of at least 30.0% of our share capital, providing written notice of such removal or replacement to us. The remainder of the directors may be appointed by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting or by the Board. Each director, other than the director appointed by Mr. Wang, shall be appointed for an annual term until our next annual general meeting or such other term as the resolution appointing him or her may determine or until his or her death, resignation or removal pursuant to our Memorandum and Articles of Association.
Our Memorandum and Articles of Association include the right of shareholders to nominate directors for appointment where the appropriate notice, as provided in our Memorandum and Articles of Association, of such nomination is provided to our Board ahead of an annual general meeting by any shareholder holding at least 15% of the issued and outstanding share capital.
Under our Memorandum and Articles of Association, a director may be removed from office without shareholder approval for cause, being where (i) a director has been convicted of a felony or criminal offense by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been found by a court of competent jurisdiction to have been guilty of willful misconduct in the performance of such director’s duties to us in a matter of substantial importance to us; or (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform their obligations as a director (as more fully defined in our Memorandum and Articles of Association). Our Memorandum and Articles of Association provide that directors may be removed with or without cause by a special resolution of our shareholders and that the director appointed by Mr. Wang may be removed or replaced by Mr. Wang, so long as Mr. Wang and/or his affiliates (as defined in our Memorandum and Articles of Association) continue to remain beneficial owners (as such term is defined in the Exchange Act) of at least 30.0% of our share capital. A director will also cease to be a director if such director (i) gives notice in writing to us of such director’s resignation, (ii) dies, becomes bankrupt or makes any arrangement or composition with such director’s creditors, (iii) is prohibited, by any applicable law or relevant code applicable to the listing of shares on NYSE, from being a director, or (iv) is absent from meetings of our Board (for the avoidance of doubt, without being represented by proxy) for six consecutive months without special leave of absence from our Board, and our Board passes a resolution that such director has by reason of such absence vacated office. There are no provisions under our Memorandum and Articles of Association relating to retirement of directors upon reaching any age limit.
Filling Vacancies on our Board
Vacancies on our Board may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law or any rights of any preference shares).
A director appointed to fill a vacancy resulting from the death, resignation or removal of a director will serve the remainder of the full term of the director whose death, resignation or removal created the vacancy until his or her successor shall have been appointed (or until his or her death, resignation or removal) pursuant to our Memorandum and Articles of Association.
Directors’ Fiduciary Duties
As a matter of Cayman Law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Proceedings of our Board
Our Memorandum and Articles of Association provide that our business is to be managed and conducted by our Board. Our Memorandum and Articles of Association provide that the quorum necessary for the board meeting shall be a majority of the directors then in office (subject to there being a minimum of two directors appointed) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the Chairperson shall have a casting vote.
Subject to the provisions of the Memorandum and Articles of Association, our Board may regulate its proceedings as they determine is appropriate.
Register of Members
Under the Companies Act, we must keep a register of members, and there should be entered therein:
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the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder, (ii) the number and category of shares held by each shareholder, and (iii) whether each relevant category of shares held by a shareholder carries voting rights under Our Memorandum and Articles of Association, and if so, whether such voting rights are conditional;

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the date on which the name of any person was entered on the register as a shareholder; and

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the date on which any person ceased to be a shareholder.

Under the Companies Act, our register of members is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted), and a shareholder registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members.
If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and such court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Exempted Company
We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company, except that an exempted company:
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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.
Choice of Forum
Our Memorandum and Articles of Association provide that unless we consent in writing to the selection of an alternative forum, the Cayman Courts will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary or other duty owed by any director, shareholder, officer or other employee of our company to us or our shareholders, (iii) any action arising pursuant to any provision of the Companies Act or our Memorandum and Articles of Association (as each may be amended from time to time) or (iv) any action asserting a claim otherwise implicating the internal affairs of our company (as such concept is recognized under the laws of the United States), and that each shareholder irrevocably submits to the exclusive jurisdiction of the Cayman Courts over all such claims or disputes, including with respect to service of process. Our Memorandum and Articles of Association also provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including those arising under the Securities Act or Exchange Act.
This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. The enforceability of similar exclusive forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our Memorandum and Articles of Association. Additionally, our shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
For more information on the risks associated with our choice of forum provision, see “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary Shares—Our Memorandum and Articles of Association designate the courts of the Cayman Islands as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.”
Anti-Takeover Provisions
Our Memorandum and Articles of Association contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our shareholders. However, they also give our Board the power to discourage acquisitions that some shareholders may favor.
See “Risk Factors—Risks Related to This Offering and Ownership of Our Ordinary Shares—Our Memorandum and Articles of Association, as well as Cayman Law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our ordinary shares.”

Limitation on Liability and Indemnification
Cayman Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by Cayman Courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide, to the fullest extent permissible under Cayman Law, that our directors and officers shall be indemnified against any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order.
In addition to such indemnification, we have obtained a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
We have entered into indemnification agreements with each of our directors and officers that provide for, among other things, indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement (with our consent) of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. The indemnification agreements also provide for the advancement or payment of all expenses to our directors and officers and for reimbursement of such advanced expenses to us if it is found that such director or officer is not entitled to such indemnification under applicable law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to us, our directors, our officers or persons who control us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Certain Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in Delaware.
Mergers and Similar Arrangements
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every shareholder of that Cayman subsidiary to be merged unless that shareholder agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of such shareholder’s shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest individual of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares. However, appraisal rights would also not be available to shareholders of a Delaware target in a business combination transaction if the shares of the target were listed on a national securities exchange or held by record of more than 2,000 holders or target shareholders receive only shares of a corporation which shares are also listed on a national securities exchange or which shares are held of record by more than 2,000 holders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means than these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.
Shareholders’ Suits
Our Cayman Islands counsel is not aware of any reported class action having been brought in Cayman Courts. Derivative actions have been brought in Cayman Courts, and Cayman Courts have confirmed the availability for such actions. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, Cayman Courts can be expected to follow and apply common law principles that permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Indemnification of Directors and Officers and Limitation of Liability
Cayman Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held Cayman Courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide, to the fullest extent permissible under Cayman Law, that our directors and officers shall be indemnified against any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order. This standard of conduct for indemnification is generally the same as permitted under the Delaware General Corporation Law (the “DGCL”) for a Delaware corporation.
In addition to such indemnification, we have obtained a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
We have entered into indemnification agreements with each of our directors and officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to us, our directors, our officers or persons who control us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, directors must inform themselves of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that directors act in a manner they reasonably believe to be in the best interests of the corporation. They must not use their corporate positions for personal gain or advantage. This duty prohibits self-dealing by directors and mandates that the best interest of a corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation and accomplished through fair process.

As a matter of Cayman Law, directors of a Cayman Islands company are in the position of fiduciaries with respect to the company, and therefore it is considered that they owe the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on their position as directors (unless the company permits them to do so), a duty not to put themselves in a position where the interests of the company conflict with their personal interests or their duties to third parties and a duty to exercise powers for the purpose for which such powers were intended. Directors of a Cayman Islands company owe to the company a duty to act with skill and care. It was previously considered that directors need not exhibit in the performance of their duties a greater degree of skill than may reasonably be expected from people of their knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent
Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act provides that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held, however our Memorandum and Articles of Association provide that our shareholders shall not be permitted to approve corporate matters by way of a unanimous written resolution and therefore all shareholder action must be taken at a general meeting.
Shareholder Proposals
Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling extraordinary general meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association do not allow our shareholders to requisition an extraordinary general meeting. Our Memorandum and Articles of Association provide for the ability of shareholders to nominate candidates for election as directors under certain conditions, and allow shareholders to bring business before an annual general meeting where the procedure provided in our Memorandum and Articles of Association is complied with.
Cumulative Voting
Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Under the DGCL, cumulative voting for elections of directors is only permitted if the corporation’s certificate of incorporation specifically provides for it.
There are no prohibitions in relation to cumulative voting under Cayman Law, but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
Under the DGCL, a director of a corporation may be removed with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our Memorandum and Articles of Association provide that a director may be removed from office without shareholder approval for cause, being where (i) a director has been convicted of a felony or criminal offense by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been found by a court of competent jurisdiction to have been guilty of willful misconduct in the performance of such director’s duties to us in a matter of substantial importance to us; or (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform their obligations as a director (as more fully defined in our Memorandum and Articles of Association). Our Memorandum and Articles of Association provide that directors may be removed by a special resolution of our shareholders and that the director appointed by Mr. Wang may be removed or replaced by Mr. Wang, so long as Mr. Wang and/or his affiliates (as defined in our Memorandum and Articles of Association) continue to remain beneficial owners (as such term is defined in the Exchange Act) of at least 30.0% of our share capital. A director will also cease to be a director if such director (i) gives notice in writing to us of such director’s resignation, (ii) dies, becomes bankrupt or makes any arrangement or composition with such director’s creditors, (iii) is prohibited, by any applicable law or relevant code applicable to the listing of shares on NYSE, from being a director, or (iv) is absent from meetings of our Board (for the avoidance of doubt, without being represented by proxy) for six consecutive months without special leave of absence from our Board, and our Board passes a resolution that such director has by reason of such absence vacated office.
Transactions with Interested Shareholders
The DGCL contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Law does not regulate transactions between a company and its significant shareholders, our directors are required to comply with fiduciary duties which they owe to us under Cayman Law, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the company’s issued and outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Law, a company may be wound up by either an order of the Cayman Courts or by a special resolution of its shareholders or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. Cayman Courts have the authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Memorandum and Articles of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares
Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Amendment of Governing Documents
Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles of Association, our Memorandum and Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Data Protection—Cayman Islands
We have certain duties under the Cayman Data Protection Act based on internationally accepted principles of data privacy.
Introduction
This privacy notice puts our members on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the Cayman Data Protection Act (“personal data”). In the following discussion, the “company,” “us,” “our” and “we” refers to SharkNinja, Inc. and its affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Cayman Data Protection Act and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Cayman Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Cayman Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.
Who This Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this privacy notice to such individuals or otherwise advise them of its content.
How We May Use a Member’s Personal Data
We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
•
where this is necessary for the performance of our rights and obligations under any agreements;

•
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and Foreign Account Tax Compliance Act/ Common Reporting Standard requirements); and/or

•
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands, the United Kingdom or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Cayman Data Protection Act.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Registered Office; Handling of Mail
Our registered office is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay in mail reaching the forwarding address.
Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, MA 02021.
Listing
Our ordinary shares are listed on NYSE under the symbol “SN.”

SHARES ELIGIBLE FOR FUTURE SALE
We cannot predict the effect, if any, that sales of our ordinary shares or the availability of our ordinary shares for sale will have on the market price of our ordinary shares prevailing from time to time. Future sales of our ordinary shares in the public market, or the anticipation of such sales, could adversely affect market prices prevailing from time to time.
Upon the closing of this offering, 139,818,810 ordinary shares will be issued and outstanding.
All of the ordinary shares sold in this offering will be freely transferrable without restriction or registration under the Securities Act, except any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.
The remaining ordinary shares outstanding upon the closing of this offering will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act, which are summarized below.
Lock-Up Agreement
We, the selling shareholders and all of our directors and executive officers have agreed, or will agree, with the underwriters to be subject to lock-up restrictions through the date that is 60 days following the date of this prospectus. See “Underwriting.”
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the ordinary shares proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the ordinary shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those ordinary shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling ordinary shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of ordinary shares that does not exceed the greater of:
•
1% of the number of ordinary shares then outstanding; and

•
the average weekly trading volume of our ordinary shares on NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling ordinary shares on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased ordinary shares from us in connection with a compensatory stock option plan or other written agreement before the effective date of July 28, 2023 is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after a company becomes subject to the reporting requirements of the Exchange Act.

Equity Plans
In connection with the separation and distribution, we filed a registration statement on Form S-8 under the Securities Act to register the offer and sale of all ordinary shares issued or issuable under our Equity Incentive Plan and ESPP, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

CERTAIN INCOME TAX CONSIDERATIONS
The following summary contains a description of Cayman Islands and U.S. federal income tax consequences of the ownership and disposition of our ordinary shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to ownership of our ordinary shares, it is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and the United States and regulations thereunder as of the date hereof, which are subject to change.
Holders of our ordinary shares should consult their tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the ownership and disposition of our ordinary shares, including any other tax consequences under the laws of their country of citizenship, residence or domicile.
Cayman Islands Tax Considerations
The following is a discussion of certain Cayman Islands income tax consequences of an investment in our ordinary shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws
Payments of dividends and capital in respect of the ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the ordinary shares, as the case may be, nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of the ordinary shares or on an instrument of transfer in respect of an ordinary share.
We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and expect to obtain an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions
In accordance with the Tax Concessions Act the following undertaking is hereby given to the Company:
•
That no Act which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

•
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable

•
on or in respect of the shares, debentures or other obligations of the Company; or

•
by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.

These concessions shall be for a period of twenty years from the 22nd day of May 2023.
U.S. Federal Income Tax Considerations to U.S. Holders
The following discussion summarizes the anticipated U.S. federal income tax considerations of the ownership and disposition of SharkNinja ordinary shares generally applicable to a U.S. Holder (as defined below) that holds such shares as “capital assets” (generally, property held for investment purposes).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, U.S. Treasury regulations promulgated thereunder, published positions of the IRS, court decisions and other applicable authorities, all as in effect on the date hereof, and all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances, such as alternative minimum taxes or the 3.8% Medicare contribution tax imposed on certain net investment income. Further, it does not address any aspect of foreign, state or local taxation or federal estate or gift taxation. Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. U.S. Holders should consult their tax advisors regarding such matters.
No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax considerations described herein. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.
This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules, including, but not limited to: tax exempt organizations, partnerships and other pass-through entities and their owners, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, persons that hold the ordinary shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other similar arrangements, persons that acquired ordinary shares in connection with the exercise of employee share options or otherwise as compensation for or in connection with services, dealers in securities or foreign currencies, traders in securities electing to mark to market, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, or persons that own, directly, indirectly or constructively by application of the constructive ownership rules of the Code, 10% or more of the equity of SharkNinja (including SharkNinja’s ordinary shares).
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SharkNinja ordinary shares who, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust (a) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) that has elected to be treated as a U.S. person for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds SharkNinja ordinary shares, the tax treatment of a partner in the partnership (or other entity or arrangement) will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) that are beneficial owners of SharkNinja ordinary shares are urged to consult their tax advisors regarding the U.S. federal income tax treatment of the ownership and disposition of SharkNinja shares.
U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state and local and other tax considerations of the ownership and disposition of SharkNinja ordinary shares in light of their particular circumstances.
Distributions on the Ordinary Shares
In general, subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to its SharkNinja ordinary shares will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. There can be no assurance that SharkNinja will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. Holders should expect that a distribution will generally be treated as a dividend for U.S. federal income tax purposes. Any dividend from SharkNinja will not be eligible for the dividends-received deduction generally allowed to corporations in respect of dividends received from U.S. corporations. For U.S. foreign tax credit purposes, dividends received on SharkNinja ordinary shares by a U.S. Holder will generally be treated as income from sources outside the United States and will generally constitute “passive category income.” A portion of such dividends, however, will be treated as U.S. source income, subject to certain exceptions, in proportion to SharkNinja’s U.S. source earnings and profits if U.S. persons collectively own, directly or indirectly, 50% or more of the voting power or value of SharkNinja’s shares.
U.S. Holders that are individuals and certain other non-corporate U.S. Holders will be subject to tax on dividend income from a “qualified foreign corporation” at preferential rates of taxation provided that certain holding period and other requirements are met. For this purpose, a foreign corporation (other than a corporation that is classified as a PFIC (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. SharkNinja ordinary shares are currently listed on the NYSE, which is an established securities market in the United States, and are expected to be readily tradable. Thus, SharkNinja expects that dividends paid on its ordinary shares will meet the conditions above required for the preferential tax rates, provided we are not a PFIC in the year such dividend is paid or the preceding taxable year.
Sale, Exchange or Other Taxable Disposition of the Ordinary Shares
Subject to the PFIC rules discussed below, upon a sale, exchange or other taxable disposition of SharkNinja ordinary shares, a U.S. Holder will generally recognize a capital gain or loss equal to the difference between the amount realized on such sale, exchange or other taxable disposition and the adjusted tax basis of such ordinary shares. A U.S. Holder’s initial tax basis in SharkNinja ordinary shares will generally equal the purchase price of such SharkNinja ordinary shares. Such gain or loss will be a long-term capital gain or loss if the SharkNinja ordinary shares have been held for more than one year and will be a short-term gain or loss if the holding period is equal to or less than one year. Such gain or loss will generally be considered U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are eligible for reduced rates of taxation. For both corporate and non-corporate U.S. Holders, limitations apply to the deductibility of capital losses.
Passive Foreign Investment Company Considerations
A foreign corporation will be considered a PFIC for any taxable year in which (i) 75 percent or more of its gross income is “passive income” or (ii) 50 percent or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. Based on the composition of SharkNinja’s income, assets and operations, SharkNinja believes it was not a PFIC in the preceding taxable year and currently does not anticipate that it will be a PFIC in the current taxable year or in the foreseeable future. The determination of PFIC status for any taxable year, however, is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and is not determinable until after the end of such taxable year. Further, the determination is based in part on the mix, use and value of our assets, which values may be treated as changing for U.S. federal income tax purposes as SharkNinja’s market capitalization changes. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge SharkNinja’s PFIC status or that SharkNinja will not be a PFIC for any taxable year. If SharkNinja is classified as a PFIC in any year a U.S. Holder owns ordinary shares, certain materially adverse tax consequences could apply to such U.S. Holder. Certain elections may be available (including a mark-to-market election) to U.S. Holders that may mitigate some of the adverse consequences resulting from our treatment as a PFIC. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their investments in ordinary shares and the availability of, and advisability of making, any election or protective election under the Code with respect to their investment in SharkNinja ordinary shares.
Required Disclosure with Respect to Foreign Financial Assets
Certain U.S. Holders are required to report information relating to their holding an interest in SharkNinja ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), if the aggregate value of all of a U.S. Holder’s specified foreign financial assets exceeds a certain threshold amount, by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in SharkNinja ordinary shares. U.S. Holders are urged to consult their tax advisors regarding information reporting requirements relating to their ownership of SharkNinja ordinary shares.

UNDERWRITING
We, the selling shareholders and the underwriters named below will enter into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase from the selling shareholders the number of ordinary shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of this offering and as representatives of the underwriters.
Name	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Jefferies LLC
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Guggenheim Securities, LLC
William Blair & Company, L.L.C.
Total	4,691,899
The underwriters will be committed to take and pay for all of the ordinary shares being offered by the selling shareholders, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.
One of the selling shareholders has granted to the underwriters an option to purchase up to an additional 703,785 ordinary shares from such selling shareholder at the public offering price to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. The underwriters may exercise that option within 30 days from the date of this prospectus. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 703,785 additional ordinary shares.
	No Exercise	Full Exercise
Per Ordinary Share	$	$
Total	$	$
Ordinary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
In connection with this offering, we have agreed, or will agree, with the underwriters, subject to certain exceptions, that for a period of 60 days following the date of this prospectus, we will not, without the prior written consent of the representatives (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any securities are substantially similar to the ordinary shares, including but not limited to any options or warrants to purchase ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, ordinary shares or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by transfer and delivery of ordinary shares or such other securities, in cash or otherwise (other than (A) the ordinary shares to be sold in this offering), (B) securities to be issued pursuant to employee incentive plans or similar plans existing as of the date of this prospectus, (C) securities to be issued upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus, (D) the filing by the Company of any registration statement on Form S-8 with the Commission relating to the offering of securities pursuant to the terms of such employee incentive plans or similar plans existing on the date of this prospectus, and (E) the issuance by us of ordinary shares or securities convertible into ordinary shares in connection with an acquisition or business combination, provided that the aggregate number of ordinary shares issued pursuant to this clause (E) during the lock-up period shall not exceed 10% of the total number of ordinary shares issued and outstanding as of the date of such acquisition or business combination, as the case may be, and provided further that holders of any ordinary shares issued pursuant to clause (E) shall agree in writing to be bound by the lock-up restrictions discussed in the next paragraph. The representatives may, in their sole discretion and without notice, release all or any portion of the ordinary shares subject to such lock-up restrictions.
In connection with this offering, the selling shareholders and all of our directors and executive officers have agreed or will agree with the underwriters, subject to certain exceptions, that for a period of 60 days following the date of this prospectus, they will not (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any ordinary shares, or any options or warrants to purchase any ordinary shares, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares (such ordinary shares, options, rights, warrants or other securities, collectively, “Lock-Up Securities”), whether now owned or hereinafter acquired, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the selling shareholders, all of our directors and executive officers or someone else), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement described in clause (i) or (ii) above (or instrument provided for thereunder) would be settled by delivery of ordinary shares or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”), (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above.
Subject to certain additional limitations, including those relating to public filings required to be or voluntarily made in connection with a transfer, the above restrictions on the selling shareholders and all of our directors and executive officers do not apply to:
i.
transfers as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes;

ii.
transfers upon death by will, testamentary document or intestate succession;

iii.
transfers if the holder is a natural person, to any member of the holder’s immediate family or to any trust for the direct or indirect benefit of the holder or the immediate family of the holder or, if the holder is a trust, to a trustor or beneficiary of the trust or the estate of a beneficiary of such trust;

iv.
transfers to a partnership, limited liability company or other entity of which the holder and the immediate family of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

v.
transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;

vi.
transfers by a corporation, partnership, limited liability company or other business entity, to (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 under the Securities Act) of the party, or to any investment fund or other entity which fund or entity is controlled or managed by the holder or its affiliates, or (B) as part of a distribution by the holder or a corporation, partnership, limited liability company or other business entity affiliated with the holder to its direct or indirect stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders;
vii.
transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or otherwise pursuant to an order of a court or regulatory agency;

viii.
transfers to us from a current or former director, officer, employee, contractor, consultant or other service provider of ours;

ix.
if the holder is not an officer or director of ours, transfers of shares acquired (A) from the underwriters in this offering or (B) in open market transactions after the closing of this offering;

x.
transfers to us in connection with the vesting, settlement or exercise of restricted share units, options, warrants or other rights to purchase ordinary shares (including, in each case, by way of “net” or “cashless” exercise) that are already vested, scheduled to expire or vest during such lock-up period, including any transfers to us for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such restricted share units, options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a share incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in this prospectus, provided that any securities received upon such vesting, settlement, exercise or conversion shall be subject to the restrictions hereof;

xi.
the entering into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of ordinary shares, provided that ordinary shares subject to such plan may not be sold during such lock-up period;

xii.
transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our Board and made to all holders of our capital, and which involves a change in control; or

xiii.
transfers made with the prior written consent of the representatives on behalf of the underwriters.

The representatives may, in their sole discretion and without notice, release all or any portion of the ordinary shares subject to such lock-up restrictions.
In connection with this offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the number of additional ordinary shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $      . The selling shareholders will bear the underwriting discounts and commissions attributable to their sale of ordinary shares and any legal fees and expenses of the selling shareholders’ counsel.
We will also agree to reimburse the underwriters for expenses in an amount not to exceed $25,000 relating to clearance of this offering with the Financial Industry Regulatory Authority. We and the selling shareholders will also agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities and/or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant Member State”) an offer to the public of any ordinary shares may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ordinary shares may be made, pursuant to the following exemptions under the EU Prospectus Regulation, at any time:
a)
to any legal entity which is a “qualified investor” as defined under Article 2 of the EU Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of ordinary shares shall result in a requirement for us or the representatives to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the EU Prospectus Regulation and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of us and the representatives that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.
In the case of any ordinary shares being offered to a “financial intermediary” as that term is used in Article 5(1) of the EU Prospectus Regulation, each “financial intermediary” will also be deemed to have represented, warranted and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire ordinary shares in this offering. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire ordinary shares in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
This European Economic Area selling restriction is in addition to any other selling restrictions set out in this offering.
United Kingdom
An offer to the public of any ordinary shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any ordinary shares may be made at any time under the following exemptions under the UK Prospectus Regulation:
a)
to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of ordinary shares shall result in a requirement for the Company, the selling shareholders or the representatives to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the representatives and the Company that it is a “qualified investor” within the meaning of Article 2 of the UK Prospectus Regulation.
In the case of any ordinary shares being offered to a “financial intermediary” as that term is used in Article 5(1) of the UK Prospectus Regulation, each “financial intermediary” will also be deemed to have represented, warranted and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire ordinary shares in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “UK Prospectus Regulation” means the EU Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended.
This Prospectus is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents.
Canada
The ordinary shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the ordinary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the ordinary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The ordinary shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

EXPENSES RELATED TO THE OFFERING
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the offering and sale of the ordinary shares being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.
Amount Paid or to be Paid
SEC registration fee	$46,024
FINRA filing fee	47,402
Printing and engraving expenses	50,000
Legal fees and expenses	350,000
Accounting fees and expenses	100,000
Total	$593,426

LEGAL MATTERS
The validity of our ordinary shares being offered by this prospectus and certain matters of Cayman law will be passed upon for us by Maples and Calder (Cayman) LLP. Certain matters of U.S. federal law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain matters of U.S. federal law will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.
EXPERTS
The consolidated financial statements of SharkNinja, Inc. incorporated by reference in SharkNinja, Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES
We are a public limited company organized under the laws of the Cayman Islands. As a result, the rights of holders of our ordinary shares are governed by Cayman Law and our Memorandum and Articles of Association. The rights of shareholders under Cayman Law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Certain of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.
We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.
Statements made in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part completely.
We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains a website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.sharkninja.com at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, these websites is not a part of this prospectus. We have included these website addresses in this prospectus solely as an inactive textual references.
As a foreign private issuer, we are exempt under the Exchange Act from the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
INCORPORATION BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below.
•
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed on March 1, 2024; and

•
The description of our share capital in our Registration Statement on Form 8-A (Registration Statement No. 001- 41754) filed on July 24, 2023.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed as so modified or superseded, except as so modified or superseded, to constitute a part of this prospectus.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to: SharkNinja Investor Relations; IR@sharkninja.com; telephone: (617) 243-0235.

4,691,899 Ordinary Shares
Goldman Sachs & Co. LLC		J.P. Morgan
Jefferies		Morgan Stanley
(in alphabetical order)
BofA Securities	Guggenheim Securities	William Blair

           , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
Cayman Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by Cayman Courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Registrant’s Memorandum and Articles of Association provides, to the fullest extent permissible under Cayman Law, that its directors and officers shall be indemnified against any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order.
The Registrant has entered into indemnification agreements with each of its directors and officers that provide for, among other things, indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement (with the Registrant’s consent) of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. The indemnification agreements also provide for the advancement or payment of all expenses to the Registrant’s directors and officers and for reimbursement of such advanced expenses to the Registrant if it is found that such director or officer is not entitled to such indemnification under applicable law.
The Registrant has obtained a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant, its directors, its officers or persons who control the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.   Recent Sales of Unregistered Securities
The Registrant has not sold any securities, registered or otherwise, within the past three years, except for the shares issued to JS Global in connection with the separation and distribution.
Item 8.   Exhibits
a)
Exhibits

The exhibit index attached hereto is incorporated herein by reference.
b)
Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.
Item 9.   Undertakings
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS
The following exhibits are filed as part of this registration statement.
Exhibit No.
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Share Certificate, evidencing the ordinary shares of the Registrant.
5.1*	Opinion of Maples and Calder (Cayman) LLP.
10.1†	Form of Indemnification Agreement, between the Registrant and each of its Directors and Executive Officers.
10.2†	SharkNinja, Inc. 2023 Equity Incentive Plan.
10.3†	SharkNinja, Inc. 2023 Employee Share Purchase Plan.
10.4	Separation and Distribution Agreement.
10.5	Transition Services Agreement.
10.6	Employee Matters Agreement.
10.7	Brand License Agreement.
10.8	Sourcing Services Agreement—JS Global.
10.9	Sourcing Services Agreement—Joyoung.
10.10	Product Development Agreement.
10.11	Credit Agreement between SharkNinja Appliance LLC, SharkNinja Europe LTD, The Other Borrowers Party Hereto, The Guarantors Party Hereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and The Other Lenders Party Hereto, dated July 20, 2023.
21.1	List of Subsidiaries.
23.1*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Powers of Attorney (included on the signature pages).
107*	Filing Fee Table.

*
Filed herewith.

†
Indicates a management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Needham, state of Massachusetts, on March 18, 2024.
SHARKNINJA, INC.
By:
/s/ Mark Barrocas

Mark Barrocas
Chief Executive Officer
Each person whose signature appears below constitutes and appoints each of Mark Barrocas and Larry Flynn as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Mark Barrocas Mark Barrocas	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2024
/s/ Larry Flynn Larry Flynn	Interim Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	March 18, 2024
/s/ CJ Xuning Wang CJ Xuning Wang	Director	March 18, 2024
/s/ Peter Feld Peter Feld	Director	March 18, 2024
/s/ Wendy Hayes Wendy Hayes	Director	March 18, 2024
/s/ Chi Kin Max Hui Chi Kin Max Hui	Director	March 18, 2024
/s/ Dennis Paul Dennis Paul	Director	March 18, 2024
/s/ Timothy R. Warner Timothy R. Warner	Director	March 18, 2024

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized United States representative of the Registrant and has duly caused this registration statement to be signed by the undersigned, thereunto duly authorized, in the city of Needham, state of Massachusetts, on March 18, 2024.
SHARKNINJA, INC.
By:
/s/ Mark Barrocas

Mark Barrocas
Chief Executive Officer